Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

By and between

SPX CORPORATION

and

ROBERT BOSCH GMBH

Dated as of January 23, 2012

2.20.	Real Estate	22

2.21.	Labor Matters	23

2.22.	Relationships with Customers and Distributors	24

2.23.	Tax Matters	24

2.24.	Disclaimer	26

ARTICLE III Representations and Warranties of Purchaser		27

3.1.	Organization and Good Standing	27

3.2.	Corporate Authority and Approval	27

3.3.	Governmental Approvals	27

3.4.	No Conflicts	28

3.5.	Funds Available	28

3.6.	Litigation	28

3.7.	Fees	28

3.8.	Purchase for Investment; Receipt of Information	28

3.9.	Investigation	28

3.10.	Disclaimer	29

ARTICLE IV Covenants of SPX		29

4.1.	Conduct of Business	29

4.2.	Access	31

4.3.	No Shop	32

4.4.	Intercompany Accounts, Loan Documents, Etc.	32

4.5.	Non-Competition; Non-Solicitation	35

4.6.	Insurance Claims	36

4.7.	China Agreements	37

4.8.	Further Assurances	37

ARTICLE V Covenants of Purchaser		37

5.1.	Preservation of Books and Records	37

5.2.	Performance Bonds and Guarantees	38

5.3.	CERCLA Waiver	38

5.4.	Further Assurances	38

ARTICLE VI Mutual Covenants		39

6.1.	Cooperation	39

6.2.	Publicity	40

6.3.	Use of Name	41

6.4.	Taxes	41

6.5.	Worker’s Compensation Protocol	45

6.6.	Transition Services Agreement	45

6.7.	Cross-License	46

ARTICLE VII Conditions to Purchaser’s Obligations		46

7.1.	Covenants of SPX	46

7.2.	Representations and Warranties of SPX	46

7.3.	SPX’s Certificate	47

7.4.	HSR Approvals	47

7.5.	Other Governmental Approvals	47

7.6.	No Order	47

7.7.	Third Party Consents	47

7.8.	Labor Compliance	47

7.9.	No Material Adverse Effect	47

ARTICLE VIII Conditions to SPX’s Obligations		47

8.1.	Covenants of Purchaser	47

8.2.	Representations and Warranties of Purchaser	48

8.3.	Purchaser’s Certificate	48

8.4.	HSR Approvals	48

8.5.	Other Governmental Approvals	48

8.6.	No Order	48

ARTICLE IX Employment Matters		48

9.1.	Post-Closing Benefits and Compensation	48

9.2.	Severance	48

9.3.	Service Credit	49

9.4.	Vacation	49

9.5.	Collective Bargaining Agreements	49

9.6.	Flexible Spending Accounts	49

9.7.	401(k) Plan	50

9.8.	Section 75 Liability	50

9.9.	No Third Party Beneficiaries	50

ARTICLE X Termination		50

10.1.	Termination	50

10.2.	Purchaser Termination Fee	51

10.3.	Effect on Obligations	52

ARTICLE XI Indemnification		52

11.1.	Indemnification	52

11.2.	Procedures for Claims.	56

11.3.	Tax Indemnification.	57

ARTICLE XII Miscellaneous		59

12.1.	Expenses	59

12.2.	Transfer Taxes	59

12.3.	Survival of Representations and Warranties	59

12.4.	Exclusive Agreement; No Third-Party Beneficiaries	60

12.5.	Disclosure	60

12.6.	Deliveries to Purchaser; Disclaimer	60

12.7.	Consents	61

12.8.	Governing Law, Etc	61

12.9.	Successors and Assigns	61

12.10.	Severability	62

12.11.	Specific Performance	62

12.12.	Notices	62

12.13.	Counterparts	63

12.14.	Interpretation	63

12.15.	No Strict Construction	64

12.16.	Definitions	64

12.17.	Amendment	72

12.18.	Extension; Waiver	72

12.19.	Prevailing Party	72

Exhibits

Exhibit 1 — Excluded Assets

Exhibit 2 — Certain Indebtedness

Exhibit 3 — Retained Real Properties

Exhibit 4 — Allocation of Purchase Price

Exhibit 5 — Working Capital Procedures

Exhibit 6 — Form of French Agreement

Exhibit 7 — China Agreements

Exhibit 8— Governmental Approvals

Exhibit 9 — Third Party Consents

Exhibit 10 — Agreed Amount and Agreed Reference Working Capital

Exhibit 11 — Burdensome Condition

Exhibit 12 —Purchaser Termination Fee

Exhibit 13 — Reference Working Capital

Exhibit 14 — Service Solutions Insurance Policies

DEFINITIONS

Term	Section
2012 CapEx Budget	Section 4.1(b)(v)
Acceptance Notice	Section 1.7(c)
Acquired Assets	Section 1.2(a)
Additional Excess	Section 1.6(a)
Agreement	Preamble
Assumed Liabilities	Section 1.2(c)
Assumption Documents	Section 1.2(c)
Books and Records	Section 5.1(a)
Cash Purchase Price	Section 1.2(b)
CERCLA	Section 5.3
China Interests	Section 1.2(a)
Closing	Section 1.4(a)
Closing Date	Section 1.4(a)
Closing Date Intragroup Payables	Section 4.4(d)
Closing Date Intragroup Payables Amount	Section 4.4(d)
Closing Date Intragroup Receivables	Section 4.4(b)
Closing Date Intragroup Receivables Amount	Section 4.4(b)
Closing Date Payment Amount	Section 1.3(c)
Closing Date Statement of Working Capital	Section 1.5(a)
Closing Date Statements	Section 1.5(a)
Closing Date Working Capital	Exhibit 5
Closing Excess	Section 1.6(a)
Closing Shortfall	Section 1.6(a)
Code	Section 2.17(b)
Collective Bargaining Agreement	Section 2.21(a)
Competing Business	Section 4.5(a)
Completion of the Works Council Process	Section 1.7(b)
Confidentiality Agreement	Section 4.2
Continuing Non-Union Employees	Section 9.1
Cost-Effective Manner	Section 11.1(f)
Damages	Section 11.1(a)
Deductible	Section 11.1(f)
Disclosure Schedules	Article II
Divestiture Action	Section 6.1(b)
DOJ	Section 6.1(c)
Effective Date	Section 1.4(a)
Estimated Closing Date Cash	Section 1.3(e)
Estimated Closing Date Indebtedness	Section 1.3(e)
Estimated Closing Date Intragroup Payables Amount	Section 1.3(e)
Estimated Closing Date Intragroup Receivables Amount	Section 1.3(e)
Estimated Closing Date Working Capital	Section 1.3(e)
Estimated Excess	Section 1.3(c)
Estimated Shortfall	Section 1.3(c)

Excluded Liabilities	Section 1.2(d)
Extra Overpayment	Section 1.6(a)
Final Closing Date Cash	Section 1.6(b)
Final Closing Date Indebtedness	Section 1.6(c)
Final Closing Date Intragroup Payables Amount	Section 1.6(e)
Final Closing Date Intragroup Receivables Amount	Section 1.6(d)
Final Closing Date Statements	Section 1.5(c)
Final Closing Date Working Capital	Section 1.5(c)
Final Working Capital Statement	Section 1.5(c)
Financial Statements	Section 2.9
French Agreement	Section 1.7(b)
French Closing	Section 1.7(d)
French Purchase Price	Section 1.7(b)
FTC	Section 6.1(c)
GAAP	Section 2.9
German Pension Commitments	Section 2.21(c)
Governmental Approval	Section 2.6
Guarantees	Section 5.2(a)
HSR Act	Section 6.1(b)
Indemnified Party	Section 11.1(c)
Indemnifying Party	Section 11.2(a)
Initial Termination Date	Section 10.1(b)
Insurance Policies	Section 2.16
Launch	Section 1.2(a)
Launch Shares	Section 1.2(a)
Leased Real Property	Section 2.20
Local Transfer Agreements	Section 1.3(d)
Loss Amount	Section 4.4(f)
Material Contract	Section 2.14
Members of the Service Solutions Group	Section 1.1(e)
Members of the SPX Group	Section 1.1(f)
Non-Competition Period	Section 4.5(a)
Non-Solicitation Period	Section 4.5(b)
Notice of Objection	Section 1.5(b)
Offer	Section 1.7(b)
Offer Period	Section 1.7(b)
Other Claim	Section 11.2(c)
Other Claim Notice	Section 11.2(c)
Other SPX Sellers	Section 1.1(b)
Owned Real Property	Section 2.20
Permits	Section 2.8(b)
Profit Amount	Section 4.4(f)
Purchase Price	Section 1.2(b)
Purchaser	Preamble
Purchaser Benefit Plan	Section 9.3
Purchaser Indemnified Parties	Section 11.1(a)

Purchaser Material Adverse Effect	Section 3.1
Real Property	Section 2.20
Real Property Leases	Section 2.20
Rejection Notice	Section 1.7(c)
Representatives	Section 4.2
Retained Real Properties	Section 1.2(d)
Section 1.4(b) Notice	Section 1.4(b)
Section 6.4(a) Deliverable	Section 6.4(a)
Service Solutions Business	Recitals
Service Solutions Companies	Article II
Shortfall Overpayment	Section 1.6(a)
Shortfall Underpayment	Section 1.6(a)
SPX	Preamble
SPX Asset Sellers	Section 1.1(a)
SPX Indemnified Parties	Section 11.1(b)
SPX India	Section 1.1(a)
SPX Holding	Section 4.4(b)
SPX Sellers	Section 1.1(c)
SPX South Korea	Section 1.1(a)
SPX Transfer Documents	Section 1.2(a)
Specified Rate	Section 1.3(c)
SS Operating Companies	Section 1.1(d)
SS Operating Company Interests	Section 1.2(b)
SS Australia	Section 1.1(d)
SS Brazil	Section 1.1(d)
SS China	Section 1.1(d)
SS France	Section 1.1(d)
SS Germany	Section 1.1(d)
SS Germany Financial Statements	Section 4.4(f)
SS Italy	Section 1.1(d)
SS Japan	Section 1.1(d)
SS Mexico	Section 1.1(d)
SS Switzerland	Section 1.1(d)
SS UK	Section 1.1(d)
SS US	Section 1.1(d)
Straddle Periods	Section 6.4(i)
Straddle Tax Returns	Section 6.4(a)
Surviving Provisions	Section 10.3
Swing Excess	Section 1.6(a)
Swing Shortfall	Section 1.6(a)
Tax Contest	Section 11.3(c)
Tax Controversy	Section 11.3(c)
Termination Date	Section 10.1(b)
Third Party Claim	Section 11.2(a)
Third Party Claim Notice	Section 11.2(a)
Third Party Consent	Section 12.7

Transition Services Agreement	Section 6.6
Unpaid Taxes Shortfall	Section 6.4(b)
Valid Claim Notice	Section 11.2(c)
Valid Other Claim Notice	Section 11.2(c)
Valid Third Party Claim Notice	Section 11.2(a)
Voluntary Action	Section 11.1(f)
Withheld Asset Closing Date Payment Amount	Section 1.7(d)
Withheld Assets	Section 1.4(b)
Withheld Assets Closing	Section 1.7(d)
Works Council Process	Recitals

List of Schedules

Schedule 2.2 — Organization and Good Standing

Schedule 2.3 — Capitalization

Schedule 2.5 — Subsidiaries

Schedule 2.6 — Governmental Approvals

Schedule 2.8 — Compliance with Laws; Permits

Schedule 2.9 — Financial Statements

Schedule 2.10 — Absence of Certain Changes or Events

Schedule 2.11 — Title to Assets

Schedule 2.13 — Environmental Matters

Schedule 2.14 — Material Contracts

Schedule 2.15 — Litigation

Schedule 2.16 — Insurance

Schedule 2.17 — Employee Benefit Plans

Schedule 2.19 — Assets of the Business

Schedule 2.20 — Real Estate

Schedule 2.21 — Labor Matters

Schedule 2.22 — Relationships with Customers and Distributors

Schedule 2.23 — Tax Matters

Schedule 4.1 — Conduct of the Business

Schedule 4.4(a) — Intercompany Accounts

Schedule 12.16-A - Restructuring

Schedule 12.16-B — SPX Knowledge Parties

Schedules will be provided to the Securities and Exchange Commission upon request

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of January 23, 2012, is entered into by and between SPX Corporation, a Delaware corporation (“SPX”) and Robert Bosch GmbH, a corporation organized under the laws of Germany (“Purchaser”).

W I T N E S S E T H:

WHEREAS, SPX directly and indirectly through certain of its wholly owned subsidiaries is engaged in the business of (a) providing vehicle repair and maintenance solutions, including diagnostic products, services and dealer equipment, technical information, tools and equipment, daily sales and air conditioning and fluids to automotive OEMs, OEM dealers and the aftermarket, and (b) tungsten carbide machining, ceramic machining and other hard exotic material machined to specifications (the “Service Solutions Business”);

WHEREAS, SPX desires to sell to Purchaser, and Purchaser desires to acquire from SPX, the Service Solutions Business;

WHEREAS, SS France is an indirect Subsidiary of SPX and a Member of the Service Solutions Group;

WHEREAS, under the French Labor Code, the works council will need to be informed and consulted (such process of informing and consulting, the “Works Council Process”) prior to the execution of any binding agreement to transfer the French Interests; and pending the completion of the Works Council Process, Purchaser desires to make an irrevocable offer to acquire the French Interests pursuant to the terms and conditions set forth herein, which offer shall be accepted or rejected by SPX within three Business Days following the completion of the Works Council Process; and

WHEREAS, all requisite approvals of the respective boards of SPX and Purchaser of the transactions contemplated hereby have been obtained;

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Sale of the Service Solutions Business;
Assumption of Liabilities; Working Capital Adjustment

1.1.                            Certain Definitions.

As used below:

(a)                                 SPX Korea Co. Ltd., a corporation organized under the laws of South Korea and an indirect wholly owned Subsidiary of SPX (“SPX South Korea”), and SPX India Private Limited, a private limited company organized under the laws of India and an indirect wholly owned Subsidiary of SPX (“SPX India”), are referred to herein individually as a “SPX Asset Seller” and collectively as the “SPX Asset Sellers.”

(b)                                 Pinehurst Holding Company, a corporation organized under the laws of the Cayman Islands and a direct wholly owned subsidiary of SPX, Seminole Holding Company, a corporation organized under the laws of the Cayman Islands and a direct wholly owned subsidiary of SPX, Kiawah Holding Company, a corporation organized under the laws of the Cayman Islands and a direct wholly owned subsidiary of SPX, Medinah Holding Company, a corporation organized under the laws of the Cayman Islands and an indirect wholly owned subsidiary of SPX, SPX Flow Technology Japan Inc., a corporation organized under the laws of Japan and an indirect wholly owned subsidiary of SPX, SPX Netherlands BV, a private limited company organized under the laws of the Netherlands and an indirect wholly owned subsidiary of SPX, SPX Flow Technology Hong Kong Limited, a private limited company organized under the laws of Hong Kong and an indirect wholly owned subsidiary of SPX, Kayex China Holdings, Inc. a Delaware corporation and a direct wholly owned subsidiary of SPX, and the SPX Asset Sellers are referred to herein individually as an “Other SPX Seller” and collectively as the “Other SPX Sellers.”

(c)                                  SPX and the Other SPX Sellers are referred to herein individually as a “SPX Seller” and collectively as the “SPX Sellers.”

(d)                                 SPX Transportation & Industrial Solutions (Suzhou) Co. Ltd., a private limited company organized under the laws of China (“SS China”), SPX de Mexico S.A. de C.V., a company formed under the laws of Mexico (“SS Mexico”), SPX Australia Pty. Limited, a proprietary company limited by shares organized under the laws of Australia (“SS Australia”), Service Solutions Brasil Desenvolvimento de Technologia Ltda., a Brazil sociedade limitada organized under the laws of Brazil (“SS Brazil”), SPX Service Solutions Germany GmbH, a company formed under the laws of Germany (“SS Germany”), SPX Service Solutions Japan Ltd., a corporation organized under the laws of Japan (“SS Japan”), Service Solutions U.S. LLC, a limited liability company organized under the laws of Delaware (“SS US”), SPX (Schweiz) A.G., a public limited company organized under the laws of Switzerland (“SS Switzerland”), SPX Service Solutions France Sarl, a société á responsabilité limitée organized under the laws of France (“SS France”), SPX Italia S.r.l., a limited liability company organized under the laws of Italy (“SS Italy”) and SPX United Kingdom Limited., a company organized under the laws of the United Kingdom (“SS UK”), are collectively referred to herein as the “SS Operating Companies.”

(e)                                  The SS Operating Companies and all direct and indirect Subsidiaries of the SS Operating Companies (except for SPX Pension Trust Company Limited) are referred to herein individually as a “Member of the Service Solutions Group” and collectively as the “Members of the Service Solutions Group.”

(f)                                   SPX and its Affiliates (including the Other SPX Sellers but excluding the Members of the Service Solutions Group) are referred to herein individually as a “Member of the SPX Group” and collectively as the “Members of the SPX Group.”

(g)                                  Certain other capitalized terms used herein are defined in Section 12.16.

1.2.                            Sale of the Service Solutions Business.  (a)  In accordance with the terms and upon the conditions of this Agreement, at the Closing, by execution and delivery of, as applicable, stock powers or bills of sale or other instruments of transfer and assignment (the “SPX Transfer Documents”) SPX shall (or, if applicable, shall cause the applicable Other SPX Seller to) convey, assign, transfer and deliver to Purchaser (or its Designated Affiliate):

(i)                                     all of the issued and outstanding Equity Interests of SS Mexico (free and clear of all Encumbrances);

(ii)                                  all of the issued and outstanding Equity Interests of SS US (free and clear of all Encumbrances);

(iii)                               all of the issued and outstanding Equity Interests of SS China (the “China Interests”) (free and clear of all Encumbrances);

(iv)                              all of the issued and outstanding Equity Interests of SS Australia (free and clear of all Encumbrances);

(v)                                 all of the issued and outstanding Equity Interests of SS Brazil (free and clear of all Encumbrances);

(vi)                              all of the issued and outstanding Equity Interests of SS Germany (free and clear of all Encumbrances);

(vii)                           all of the issued and outstanding Equity Interests of SS Japan (free and clear of all Encumbrances);

(viii)                        all of the issued and outstanding Equity Interests of SS Switzerland (free and clear of all Encumbrances);

(ix)                              to the extent that an Acceptance Notice has been delivered, all of the issued and outstanding French Interests (free and clear of all Encumbrances);

(x)                                 all of the issued and outstanding Equity Interests of SS Italy (free and clear of all Encumbrances);

(xi)                              all of the issued and outstanding Equity Interests of SS UK (free and clear of all Encumbrances);

(xii)                           all of the shares owned by the applicable SPX Seller (the “Launch Shares”) in Launch Tech Company Limited, a joint stock limited company established and existing under the laws of the Peoples Republic of China (“Launch”) (free and clear of all Encumbrances); and

(xiii)                        all of the assets, properties and rights owned by each of the SPX Asset Sellers and relating exclusively to the Service Solutions Business, other than those set forth in Exhibit 1 (collectively, the “Acquired Assets”).

(b)                                 The aggregate purchase price for all of the issued and outstanding Equity Interests of the SS Operating Companies other than the Statutory Interests (collectively, the “SS Operating Company Interests”), the Launch Shares and the Acquired Assets (the “Purchase Price”) shall be equal to (i) $1,150,000,000 (the “Cash Purchase Price”), plus (ii) the amount (if any) by which the Final Closing Date Working Capital exceeds the Reference Working Capital by more than $7,500,000, minus (iii) the amount (if any) by which Final Closing Date Working Capital is less than the Reference Working Capital by more than $7,500,000, plus (iv) the amount of Final Closing Date Cash, minus (v) the amount of Final Closing Date Indebtedness, plus the assumption of the Assumed Liabilities (other than the Assumed Liabilities of any Member of the Service Solutions Group), plus (vi) the Final Closing Date Intragroup Receivables Amount, minus (vii) the Final Closing Date Intragroup Payables Amount.  The Purchase Price shall be allocated among SPX and the Other SPX Sellers in accordance with Section 1.2(e).

(c)                                  At the Closing, Purchaser (or its Designated Affiliate) shall, by execution and delivery of instruments of assumption (the “Assumption Documents”), assume the Assumed Liabilities of SPX South Korea and SPX India.  Pursuant to the terms of Article XI, following the Closing, Purchaser shall indemnify the Members of the SPX Group against the Assumed Liabilities (including any attempt, whether or not meritorious, by any third party to impose responsibility on any Member of the SPX Group for any Assumed Liabilities).  For purposes of this Agreement, the term “Assumed Liabilities” means all Liabilities arising out of or relating to the Service Solutions Business, other than the Excluded Liabilities.

(d)                                 Notwithstanding anything in this Agreement to the contrary (but subject to clauses (i) and (ii) of the last sentence of this Section 1.2(d)), it is hereby acknowledged and agreed that Purchaser shall not be obligated to pay, perform or otherwise be liable for or discharge any of the following Liabilities of the Members of the SPX Group or (where applicable) of Members of the Service Solutions Group:  (i) any Liabilities to the extent arising out of or relating to any business other than the Service Solutions Business, (ii) any Indebtedness of the Members of the Service Solutions Group or of the Members of the SPX Group incurred and not paid in full prior to the Closing, other than Indebtedness set forth on Exhibit 2, (iii) any Tax Liabilities, (iv) any Section 75 Liability, (v) any Pre-Closing Benefit Plan Liabilities, (vi) any Liabilities in respect of the SPX US Pension Plans and SPX UK Pension Plan, (vii) any Liabilities arising out of or relating to retention agreements entered into by SPX or any of its Affiliates prior to the Closing with key employees of the Service Solutions Business, (viii) any Liabilities arising under Environmental Law relating to any real property formerly owned, leased or operated by the Service Solutions Business, (ix) any Liabilities relating to the real properties listed on Exhibit 3 (the “Retained Real Properties”) (it being understood that any Liability arising under Environmental Law relating to any real property currently owned, leased or operated by the Service Solutions Companies other than the Retained Real Properties shall not be considered Excluded Liabilities), and (x) any Liabilities (other than Liabilities arising under Environmental Law) relating to Discontinued Operations.  The foregoing Liabilities are referred to herein collectively as the “Excluded Liabilities.”  Pursuant to the terms of Article XI, following the Closing SPX shall indemnify Purchaser and its Affiliates (including the Members of the Service Solutions Group) against the Excluded Liabilities (including any attempt, whether or not meritorious, by any third party to impose responsibility on Purchaser or any of its Affiliates for any Excluded Liabilities), (i) except to the extent (and then only in the amount that) such Excluded Liabilities are reflected in any of the Final Closing Date Statements and (ii) with respect to non-Income Taxes, except as set forth in Article XI.

(e)                                  The parties agree that the Purchase Price shall be allocated among the Acquired Assets, the SS Operating Company Interests and the Launch Shares as set forth on Exhibit 4. To the extent Purchaser so requests, the parties agree to negotiate in good faith after the Closing with respect to the allocation among the assets of SS US of the portion of the Purchase Price allocated to SS US (including any adjustments thereto under Section 1.6 or otherwise).  SPX and its Affiliates and Purchaser and its Affiliates shall (i) file all Tax Returns (including the Internal Revenue Service Forms 8594 (or any successor form) that shall be filed with the parties’ federal income tax returns for the taxable year that includes the Closing Date, amended returns and claims for refunds) consistent with the allocations set forth in this Section 1.2(e) and (ii) take no position contrary thereto or inconsistent therewith (including in any Tax Contest or otherwise).  Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

1.3.                            Closing Deliveries; Pre-Closing Deliveries.

(a)                                 At the Closing, SPX shall deliver, or cause to be delivered, to Purchaser (or its Designated Affiliate) the following:

(i)                                     instruments of transfer evidencing the transfer of the SS Operating Company Interests to Purchaser (its Designated Affiliate);

(ii)                                  instruments of transfer evidencing the transfer of the Launch Shares to Purchaser (or its Designated Affiliate);

(iii)                               a certificate completed pursuant to Treasury Regulations Section 1.1445—2(b) stating that SPX is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(iv)                              the other SPX Transfer Documents, duly executed by the appropriate transferor;

(v)                                 the Assumption Documents, duly executed by SPX;

(vi)                              releases from each guaranty, if any, given by any Member of the Service Solutions Group in respect of any obligation under the SPX Credit Agreement;

(vii)                           written resignations, dated as of the Closing Date, of the directors and officers of the Members of the Services Solutions Group requested by Purchaser in writing at least 20 days prior to the Closing Date;

(viii)                        documentary evidence that (A) SS Germany has implemented a short financial year ending at the Closing and obtained approval from the tax authority and (B) the PLTA has been terminated by a termination agreement with effect as of the Closing;

(ix)                              if applicable, a transfer agreement regarding the transfer of all Closing Date Intragroup Receivables to Purchaser as set forth in Section 4.4(b) duly executed by all relevant Members of the SPX Group; and

(x)                                 if applicable, a transfer and assumption agreement regarding the transfer of all Closing Date Intragroup Payables to Purchaser as set forth in Section 4.4(d) duly executed by all relevant Members of the SPX Group and approved by all relevant Members of the Service Solutions Group.

(b)                                 At the Closing, Purchaser (or its Designated Affiliate) shall deliver to SPX the following:

(i)                                     the Assumption Documents, duly executed by Purchaser (or its Designated Affiliate); and

(ii)                                  if applicable, a transfer agreement regarding the transfer of all Closing Date Intragroup Receivables to Purchaser as set forth in Section 4.4(b) duly executed by Purchaser; and

(iii)                               if applicable, a transfer and assumption agreement regarding the transfer of all Closing Date Intragroup Payables to Purchaser as set forth in Section 4.4(d) duly executed by Purchaser.

(c)                                  At the Closing, Purchaser will pay (on behalf of Purchaser and its Designated Affiliates) to SPX (on behalf of SPX and the Other SPX Sellers), or as designated by SPX, an amount equal to (i) the Cash Purchase Price, plus (ii)  the amount (if any) by which the Estimated Closing Date Working Capital exceeds the Permitted Excess Amount (the “Estimated Excess”), minus (iii)  the amount (if any) by which Estimated Closing Date Working Capital is less than the Permitted Deficiency Amount (the “Estimated Shortfall”), plus (iv) the amount of Estimated Closing Date Cash, minus (v) the amount of Estimated Closing Date Indebtedness, plus (vi) the Estimated Closing Date Intragroup Receivables Amount (if any), minus (vii) the Estimated Closing Date Intragroup Payables Amount (if any) (the sum of items (i) through (vii) being referred to as the “Closing Date Payment Amount”).  Payment of the Closing Date Payment Amount shall be in U.S. dollars by wire transfer of immediately available funds to one or more bank accounts specified by SPX. Purchaser shall make the payment no later than 12:00 p.m., New York City time, on the Closing Date, and if payment of the Closing Date Payment Amount is made later than 12:00 p.m. New York City time on the Closing Date, Purchaser shall pay, in the manner set forth above, interest on the Closing Date Payment Amount at an annual rate equal to the prime lending rate prevailing at such time, as published in the Wall Street Journal (the “Specified Rate”) from and including the Closing Date to but not including the next Business Day following the Closing Date.

(d)                                 At or prior to the Closing, to the extent such agreements are (i) required for purposes of compliance with applicable Laws in the jurisdictions of incorporation of the SS Operating Companies or the SPX Asset Sellers, or (ii) agreed by the parties to be advisable in view of customary practice in such jurisdictions, SPX will cause one or more of the SPX Sellers, and Purchaser will or will cause its relevant Affiliates, to enter into a sale and transfer agreement or a transfer agreement (each, a “Local Transfer Agreement”) for purposes of documenting, implementing and/or giving effect to the transactions contemplated in this Agreement, so long as the Local Transfer Agreement does not expand the liabilities or obligations or diminish the rights of the SPX Sellers from those provided for herein.  Each Local Transfer Agreement is intended to be consistent with the terms of this Agreement.  In the event of any inconsistency between the terms of this Agreement and the terms of any Local Transfer Agreement, the terms of this Agreement shall govern unless the relevant term of this Agreement is not in compliance with applicable Law.

(e)                                  Not less than five Business Days prior to the Closing Date, SPX shall prepare and deliver to Purchaser statements setting forth good faith estimates of (i) the Closing Date Working Capital (the “Estimated Closing Date Working Capital”), (ii) the Closing Date

Cash (the “Estimated Closing Date Cash”), (iii) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iv) the Closing Date Intragroup Receivables Amount (the “Estimated Closing Date Intragroup Receivables Amount”), and (v) the Closing Date Intragroup Payables Amount (the “Estimated Closing Date Intragroup Payables Amount”).  The estimates referred to in the preceding sentence shall be used for purposes of determining the Closing Date Payment Amount for purposes of Section 1.3(c), and as the basis for calculation of adjustment payments to be made following the Closing pursuant to Section 1.5.

1.4.                            Closing.  The closing of the transactions contemplated by Article I (the “Closing”) shall be held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 a.m., New York City time, on the first Business Day of the month immediately following the Effective Date or at such other place, time or date as Purchaser and SPX may agree (the “Closing Date”).  “Effective Date” subject to this Section 1.4, means the third Business Day immediately following the day on which the last of the conditions set forth in Articles VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing) are satisfied or waived in accordance with this Agreement.

1.5.                            Closing Date Statements of the Service Solutions Business.

(a)                                 Not more than 90 days after the Closing Date, Purchaser shall furnish to SPX the following, accompanied by a schedule setting forth the relevant calculations:

(i)                                     a combined statement of the Working Capital of the Service Solutions Business (the “Closing Date Statement of Working Capital”);

(ii)                                  a statement of Closing Date Cash;

(iii)                               a statement of Closing Date Indebtedness;

(iv)                              a statement of the Closing Date Intragroup Receivables Amount; and

(v)                                 a statement of the Closing Date Intragroup Payables Amount (the items referred to in the foregoing clauses (i) through (v) collectively, the “Closing Date Statements”).

(b)                                 The Closing Date Statements shall each be prepared as of the close of business on the day immediately preceding the Closing Date on a basis consistent with the methods, policies, practices, procedures, assumptions, conventions and adjustments set forth on Exhibit 5.

(c)                                  Unless SPX notifies Purchaser in writing within 60 days after Purchaser’s delivery of the Closing Date Statements of any objection to the calculation of the Closing Date Statements (the “Notice of Objection”), the Closing Date Statements shall be final and binding on the parties.  SPX may object to any Closing Date Statement only on the grounds that it was not prepared in accordance with the last paragraph of Section 1.5(a).  Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein. During such 60-day period, SPX and Purchaser and their respective Affiliates shall make available for review by the other their respective books, records, work papers and other documents and information relating to the Closing Date Statements as may be reasonably requested by Purchaser or SPX.

(d)                                 If SPX provides the Notice of Objection to Purchaser within such 60-day period, Purchaser and SPX shall attempt in good faith to resolve SPX’s objections during the 30-day period following Purchaser’s receipt of the Notice of Objection.  If Purchaser and SPX are unable to resolve all such objections within such 30-day period, the matters remaining in dispute may be submitted for resolution to the Independent Accountant by either Purchaser or SPX.  Any item not so submitted shall be deemed to be agreed to by all parties and shall be final and binding upon the parties.  If any dispute is submitted to the Independent Accountant, each party shall furnish to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to that party and each party shall be afforded the opportunity to present to the Independent Accountant material relating to the determination and to discuss the determination with the Independent Accountant.  The Independent Accountant shall act as an expert to determine, based solely on the presentations by Purchaser and SPX, and not by independent review, only those issues still in dispute.  In resolving any disputed item, the Independent Accountant (x) shall be bound by the provisions of this Section 1.5 and (y) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The determination of the Independent Accountant with respect to those items in dispute, which shall be made within 60 days of the submission of the dispute to the Independent Accountant or as soon as practicable thereafter, shall be set forth in a written statement delivered to Purchaser and SPX, and the applicable Closing Date Statement(s), adjusted to reflect such determination, as well as the determinations of Purchaser and SPX with respect to those items accepted by SPX or otherwise resolved between Purchaser and SPX, shall become the final Closing Date Statements (the “Final Closing Date Statements”) and shall be final and binding upon all parties hereto, and the Working Capital derived from the Closing Date Statement of Working Capital included in the Final Closing Date Statements (the “Final Working Capital Statement”) shall be the final Closing Date Working Capital (the “Final Closing Date Working Capital”) and shall be final and binding upon the parties hereto.  The scope of the Independent Accountant’s review of any dispute between Purchaser and SPX regarding the Closing Date Statements pursuant to this Section 1.5 shall be limited solely to the resolution of the objections to the Closing Date Statements that are set forth in the Notice of Objection, and the Independent Accountant shall have no authority over any other disagreement (including questions of Law or interpretation of contract).  The determination of the Independent Accountant shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.  The fees and expenses of the Independent Accountant shall be allocated between Purchaser, on the one hand, and SPX, on the other hand, in such manner that Purchaser shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of all disputed items that are resolved by the Independent Accountant in a manner further from the position submitted to the Independent Accountant by Purchaser and closer to the position submitted to the Independent Accountant by SPX, and the denominator of which is the total aggregate dollar value of the disputed items so submitted, and SPX shall be responsible for the remainder of such fees and expenses.

1.6.                            Final Adjustments.

(a)                                 Estimates used for purposes of payments at the Closing Date shall be reconciled with the final calculations in accordance with the provisions of this Section 1.6 and payment shall be made in accordance with Section 1.6(g).

(b)                                 Adjustments with reference to the Final Closing Date Working Capital shall be made as follows:

(i)                                     if there was an Estimated Shortfall and the Final Closing Date Working Capital is less than Estimated Closing Date Working Capital (such deficiency, the “Shortfall Underpayment”), SPX shall pay to Purchaser the amount of the Shortfall Underpayment;

(ii)                                  if there was an Estimated Shortfall and the Final Closing Date Working Capital is less than the Permitted Deficiency Amount but greater than the Estimated Closing Date Working Capital (such excess, the “Shortfall Overpayment”), then Purchaser shall pay SPX the amount of the Shortfall Overpayment;

(iii)                               if there was an Estimated Shortfall, but the Final Closing Date Working Capital neither exceeds nor is less than Reference Working Capital by more than $7.5 million, Purchaser shall pay SPX the amount of the Estimated Shortfall;

(iv)                              if there was an Estimated Shortfall and the Final Closing Date Working Capital is greater than the Permitted Excess Amount (such excess, the “Swing Excess”), Purchaser shall pay to SPX an amount equal to the sum of (x) the amount of the Swing Excess, plus (y) the amount of the Estimated Shortfall;

(v)                                 if there was an Estimated Excess and the Final Closing Date Working Capital is greater than Estimated Closing Date Working Capital (such excess, the “Additional Excess”), Purchaser shall pay to SPX the amount of the Additional Excess;

(vi)                              if there was an Estimated Excess and the Final Closing Date Working Capital is greater than the Permitted Excess Amount but less than the Estimated Closing Date Working Capital (such deficiency, the “Extra Overpayment”), then SPX shall pay Purchaser the amount of the Extra Overpayment;

(vii)                           if there was an Estimated Excess, but the Final Closing Date Working Capital neither exceeds nor is less than Reference Working Capital by more than $7.5 million, SPX shall pay to Purchaser the amount of the Estimated Excess;

(viii)                        if there was an Estimated Excess and the Final Closing Date Working Capital is less than Reference Working Capital by more than the Permitted Deficiency Amount (the “Swing Shortfall”) SPX shall pay to Purchaser an amount equal to the sum of (x) the amount of the Swing Shortfall, plus (y) the amount of the Estimated Excess; and

(ix)                              if there was neither an Estimated Shortfall nor an Estimated Excess: then (x) if the Final Closing Date Working Capital is greater than the Permitted Excess Amount (such dollar amount is referred to herein as the “Closing Excess”), Purchaser shall pay to SPX the amount of the Closing Excess, and (y) if the Final Closing Date Working Capital is less than the Permitted

Deficiency Amount (such dollar amount is referred to herein as the “Closing Shortfall”), SPX shall pay to Purchaser the amount of the Closing Shortfall.

(c)                                  If the amount of the Closing Date Cash as finally determined pursuant to Section 1.5 (the “Final Closing Date Cash”) is greater than the Estimated Closing Date Cash, Purchaser shall pay to SPX an amount equal to the difference and if the Final Closing Date Cash is less than the Estimated Closing Date Cash, SPX shall pay to Purchaser an amount equal to the difference.

(d)                                 If the amount of Closing Date Indebtedness as finally determined pursuant to Section 1.5 (the “Final Closing Date Indebtedness”) is greater than Estimated Closing Date Indebtedness, SPX shall pay to Purchaser an amount equal to the difference and if the Final Closing Date Indebtedness is less than the Estimated Closing Date Indebtedness, Purchaser shall pay to SPX an amount equal to the difference.

(e)                                  If the final Closing Date Intragroup Receivables Amount as finally determined pursuant to Section 1.5 (the “Final Closing Date Intragroup Receivables Amount”) is greater than the Estimated Closing Date Intragroup Receivables Amount, Purchaser shall pay to SPX an amount equal to the difference and if the Final Closing Date Intragroup Receivables Amount is less than the Estimated Closing Date Intragroup Receivables Amount, SPX shall pay to Purchaser an amount equal to the difference.

(f)                                   If the final Closing Date Intragroup Payables Amount as finally determined pursuant to Section 1.5 (the “Final Closing Date Intragroup Payables Amount”) is greater than the Estimated Closing Date Intragroup Payables Amount, SPX shall pay to Purchaser an amount equal to the difference and if the Final Closing Date Intragroup Payables Amount is less than the Estimated Closing Date Intragroup Payables Amount, Purchaser shall pay to SPX an amount equal to the difference.

(g)                                  Any payment owing by Purchaser to SPX pursuant to this Section 1.6 shall be netted against any payment owing by SPX to Purchaser pursuant to this Section 1.6. Any payments under this Section 1.6 shall be made within three Business Days after the Closing Statements have all become final pursuant to Section 1.5 by wire transfer of immediately available funds to accounts specified in writing by the applicable party, with interest thereon from and including the Closing Date to but not including the date of payment at an annual rate equal to the Specified Rate.

1.7.                            Multiple Closings.

(a)                                 Notwithstanding the provisions of Section 1.4 and subject to applicable Laws, if, at any time, all of the conditions to Closing set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, except for the requirement to have received any Governmental Approval required to effect the transfer of ownership of any of the Acquired Assets, the China Interests or the Launch Shares (any of the foregoing, the “Withheld Assets”), then SPX or Purchaser may, by written notice to the other party at any time thereafter (the “Section 1.7 Notice”), elect to proceed with the Closing notwithstanding the absence of such Governmental Approval.  If a Section 1.7 Notice is delivered, then the Effective Date shall be the third Business Day following the date on which the Section 1.7 Notice is given.  At the Closing, all of the transactions contemplated by this Agreement shall be consummated except for the transfer of the Withheld Assets with respect to which the requisite Governmental Approval has not been received, and (i) the Cash Purchase Price to be paid pursuant to Section 1.3(c) shall be reduced by the Agreed Amount applicable to such Withheld Assets, (ii) the Estimated Closing Date Cash, the Estimated Closing Date Working Capital, the Estimated Closing Date Indebtedness, the Estimated Closing Date Intragroup Receivables Amount and the Estimated Closing Date Intragroup Payables Amount shall each, as applicable, exclude any estimates with respect to such Withheld Assets, (iii) the Reference Working Capital shall be reduced by the amount of the Agreed Reference Working Capital applicable to such Withheld Assets, and (iv) subject to the last sentence of Section 1.7(e), the Closing Date Statements to be delivered pursuant to Section 1.5 shall not include any amounts related to such Withheld Assets, but all other provisions of Section 1.5 and 1.6 apply.

(b)                                 Following the Closing and until the Termination Date, SPX and Purchaser shall continue to seek, in accordance with Section 6.1, all Governmental Approvals required for the transfer of the Withheld Assets to Purchaser and the provisions of Sections 4.1, 4.2, 4.3 and 4.4 shall remain applicable to the Withheld Assets until the applicable Withheld Asset Closing.  If by the Termination Date all Governmental Approvals required for the transfer of any of the Withheld Assets to Purchaser shall not have been obtained, then either SPX or Purchaser may terminate this Agreement with respect to any of the Withheld Assets not theretofore purchased with the same effect as set forth in paragraph (c) of this Section 1.7.

(c)                                  If at any time (whether prior to or after the Closing) any of the conditions set forth in Section 7.5, 7.6, 8.5 or 8.6 becomes incapable of being satisfied with respect to the transfer of the ownership of any of the Withheld Assets, then this Agreement shall be deemed amended to eliminate the provisions regarding the purchase and sale of such Withheld Assets, and, if the Closing has not yet occurred, then the Cash Purchase Price shall be reduced by the applicable Agreed Amount, the statements to be prepared and delivered pursuant to Sections 1.3(e) and 1.5 shall not include any amounts relating to such Withheld Assets, and the Reference Working Capital shall be reduced by the amount of the Agreed Reference Working Capital applicable to such Withheld Assets.  Notwithstanding anything herein to the contrary, if the Closing occurs without the transfer of any of the Withheld Assets, SPX’s continued ownership and operation of the Service Solutions Business conducted by SS China, SS Korea and/or SS India, and/or its continued ownership of the Launch Shares, as applicable, at any time after the Closing shall not constitute a violation of Section 4.5(a).

(d)                                 Within three Business Days after receipt of any required Governmental Approval required to effect the transfer of any Withheld Assets, SPX shall prepare and deliver to Purchaser the good faith estimates referred to in Section 1.3(e) but only with respect to such Withheld Assets, and within three Business Days thereafter, or on such other date as Purchaser and SPX may agree, the closing of the purchase and sale of such Withheld Assets (the “Withheld Assets Closing”) shall take place.  At the Withheld Assets Closing, SPX shall cause the transfer to Purchaser of the ownership of such Withheld Assets, and Purchaser shall pay to SPX the Withheld Asset Closing Date Payment Amount with respect to the Withheld Assets being transferred by wire transfer of immediately available U.S. dollars to the bank accounts designated by SPX.  The “Withheld Asset Closing Date Payment Amount” with respect to the Withheld Assets being transferred shall mean an amount equal to (i) the Agreed Amount applicable to such Withheld Assets, plus (ii) the amount (if any) by which the Estimated Closing Date Working Capital with respect to such Withheld Assets exceeds the Agreed Reference

Working Capital applicable to such Withheld Assets, minus (iii) the amount (if any) by which the Estimated Closing Date Working Capital with respect to such Withheld Assets is less than the Agreed Reference Working Capital with respect to such Withheld Assets, plus (iv) the amount of Estimated Closing Date Cash (if any) with respect to such Withheld Assets, minus (v) the amount of any Estimated Closing Date Indebtedness (if any) with respect to such Withheld Assets, plus (vi) the Estimated Closing Date Intragroup Receivables Amount (if any) with respect to such Withheld Assets, minus (vii) the Estimated Closing Date Intragroup Payables Amount (if any) with respect to such Withheld Assets.

(e)                                  The estimates referred to in paragraph (d) of this Section 1.7 shall be prepared in accordance with Section 1.3(e) as if Section 1.3(e) applied solely to the Withheld Assets to be transferred.  The Withheld Asset Closing Date Payment Amount shall be reconciled and finalized in accordance with, and using the procedures set forth in, Sections 1.5 and 1.6 as if such provisions apply solely to the applicable Withheld Assets except that for the purpose of such calculations the Reference Working Capital shall be the Agreed Reference Working Capital applicable to such Withheld Assets and no portion of the Permitted Excess Amount or Permitted Deficiency Amount shall be allocated to such Withheld Assets.  Notwithstanding the foregoing, Purchaser and SPX may agree, depending on the timing of any Withheld Assets Closing relative to the timing of the preparation and delivery by Purchaser of the Closing Date Statements, that any Withheld Assets transferred prior to the delivery of the Closing Date Statements shall be included in the Closing Date Statements instead of being prepared and delivered separately.

(f)                                   Any payment owing by Purchaser to SPX pursuant to this Section 1.7 shall be netted against any payment owing by SPX to Purchaser pursuant to this Section 1.7. Any payments under this Section 1.7 shall be made within three Business Days after the Closing Statements with respect to the applicable Withheld Assets have all become final pursuant to Section 1.5 by wire transfer of immediately available funds to accounts specified in writing by the applicable party, with interest thereon from and including the date of the Withheld Assets Closing to but not including the date of payment at an annual rate equal to the Specified Rate.

1.8.                            French Works Council Process.

(a)                                 As promptly as practicable following the execution of this Agreement, SPX shall cause SS France to initiate the Works Council Process and will use, and will cause SS France to use, reasonable best efforts to take all actions necessary, proper or advisable to complete the Works Council Process as soon as practicable after the date hereof. Purchaser shall cooperate in good faith with all such efforts, including confirming (for itself and on behalf of its Affiliates) that it has no current plans to change the terms and conditions of employment of the employees of SS France (including the terms of such employees’ salaries, bonuses and other benefits) and, to the extent relevant to the Works Council Process and otherwise legally permitted, informing the employees of SS France of such current plans (and not to make any contradicting statements).  SPX shall keep Purchaser reasonably informed of the status of the information and consultation process with SS France’s works council. SPX shall procure that, to the extent practicable, SS France shall provide copies to Purchaser, in advance, of any proposed written correspondence, notices or other communications (including any supporting materials) to be made by SS France to its works council in connection with its information and consultation on the contemplated transaction, and shall consult with Purchaser in connection with such communications and consider in good faith any comments that Purchaser may make thereon. SPX shall use its reasonable endeavours to procure that SS France shall not without Purchaser’s prior written consent, such consent not to be unreasonably withheld or delayed, enter into any agreement or understanding with, or make any commitment to, the SS France works council that would bind SS France (or Purchaser) or impose any obligations on SS France or Purchaser.

(b)                                 Purchaser hereby offers (the “Offer”) to purchase, or cause one of its Affiliates to purchase, 100% of the French Interests on the terms and conditions set forth herein and in the agreement to be entered into among Purchaser, SPX and its designated Affiliates, substantially in the form attached hereto as Exhibit 6 (the “French Agreement”), for consideration equal to the French Purchase Price). The Offer shall remain open and irrevocable until, and shall expire upon, the earlier of (i) the termination of the Agreement pursuant to Article X, and (ii) the expiration of six months following the Closing Date, unless extended by mutual agreement of SPX and Purchaser (the “Offer Period”).  “Completion of the Works Council Process” shall be deemed to take effect upon the delivery by the works council of its opinion in respect of the transaction. In the event that the works council fails to provide an opinion after having been appropriately informed and consulted (which shall be determined jointly by SPX and Purchaser acting reasonably, having regard to French legal requirements and past practice), Completion of the Works Council Process will be deemed to take effect upon such date as SPX and Purchaser, acting reasonably and in good faith, determine jointly (on the basis, without limitation, of the minutes of the information and consultation meeting(s) with the works council), that no further information and consultation process is required with the works council in respect of the contemplated transaction.

(c)                                  SPX shall not be obligated to sell the French Interests. Within three Business Days following the completion of the Works Council Process, SPX shall deliver a written notice to Purchaser indicating its acceptance (an “Acceptance Notice”) or rejection (a “Rejection Notice”) of the Offer.  An Acceptance Notice, if delivered prior to Closing, shall be contingent on the consummation of the Closing. Upon receipt of an Acceptance Notice, Purchaser shall promptly execute and deliver the French Agreement.

(d)                                 If SPX delivers an Acceptance Notice prior to the Closing Date, the closing of the purchase and sale of the French Interests (the “French Closing”) shall occur concurrently with and as part of the Closing pursuant to the terms and conditions of this Agreement and the French Agreement.

(e)                                  If (x) SPX does not deliver an Acceptance Notice prior to the Closing Date, or (y) SPX delivers a Rejection Notice prior to the Closing Date,

(i)                                     at the Closing, (A) the Cash Purchase Price shall be reduced by the Agreed Amount applicable to SS France, (B) the Estimated Closing Date Cash, the Estimated Closing Date Working Capital, the Estimated Closing Date Indebtedness, the Estimated Closing Date Intragroup Receivables Amount and the Estimated Closing Date Intragroup Payables Amount shall each, as applicable, exclude any estimates with respect to SS France, and (C) the Reference Working Capital shall be reduced by the amount of the Agreed Reference Working Capital applicable to SS France;

(ii)                                  the provisions of Sections 4.1, 4.2, 4.3 and 4.4 shall remain applicable to SS France until the earlier of (A) the French Closing, and (B) the delivery of the Rejection Notice.

(f)                                   If SPX delivers an Acceptance Notice after the Closing but prior to the expiration of the Offer Period,

(i)                                     the French Closing shall occur within five Business Days following the delivery of the Acceptance Notice by SPX or on such other date as Purchaser and SPX may agree, pursuant to the terms and conditions of this Agreement and the French Agreement;

(ii)                                  certain adjustment amounts shall be payable at and after the French Closing and shall be calculated in accordance with Sections 1.3(c), 1.3(e), 1.5 and 1.6 as if such provisions apply solely to SS France, except that for the purpose of such calculations the Reference Working Capital shall be the Agreed Reference Working Capital applicable to SS France.

(g)                                  Notwithstanding anything to the contrary, the conduct of the business of SS France (i) during the Offer Period, or (ii) (x) if SPX shall have delivered a Rejection Notice or (y) if the Offer Period shall have expired, during the period thereafter, shall not constitute a violation of Section 4.5(a).

(h)                                 If SPX delivers a Rejection Notice, if the Closing occurs, SPX shall be prohibited from selling the French Interests for 12 months after the date of the Rejection Notice.

(i)                                     If (x) SPX delivers a Rejection Notice or (y) the Offer expires without being accepted, if the Closing occurs, SPX and Purchaser shall negotiate in good faith appropriate and reasonable supply and services arrangements and cross-licensing agreements in order to allow SS France and the Service Solutions Business to continue the conduct of their respective businesses then conducted.

ARTICLE II

Representations and Warranties of SPX

SPX hereby represents and warrants to Purchaser, except as otherwise set forth in the disclosure schedules delivered by SPX to Purchaser concurrently herewith (the “Disclosure Schedules”), as follows (as used in this Agreement, the term “Service Solutions Companies” shall mean (i) the SPX Sellers but (in each case) only to the extent related to the Service Solutions Business and (ii) the Members of the Service Solutions Group, and the term “Service Solutions Company” means any one of the foregoing):

2.1.                            Corporate Authority and Approval.  Each of the SPX Sellers has all requisite corporate or other similar power, as the case may be, and authority to enter into, deliver and perform its obligations under, this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by each of the SPX Sellers party hereto and thereto, the performance by each of the SPX Sellers of its obligations hereunder and thereunder, and the consummation by each of the SPX Sellers of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or similar action on the part of each such Person.  No vote or approval of the stockholders of SPX is required for SPX to enter into, deliver or perform its obligations under this Agreement or the Ancillary Agreements.  This Agreement has been duly executed and delivered by each of the SPX Sellers party hereto and

(assuming the valid authorization, execution, and delivery of this Agreement by Purchaser) constitutes a legal, valid and binding obligation of each of the SPX Sellers party hereto enforceable against such Person in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).  The Ancillary Agreements will be duly executed and delivered by SPX and its Affiliates (including the Other SPX Sellers) which are party thereto and (assuming, if applicable, the valid authorization, execution, and delivery thereof by the other parties thereto) will constitute the legal, valid and binding obligations of SPX and such Affiliates which are a party thereto, enforceable against each such Person in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.2.                            Organization and Good Standing.  Each of the Members of the Service Solutions Group is an entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, and operate the properties and assets it currently owns or leases and to carry on its business as it is currently conducted.  Each of the Members of the Service Solutions Group is, in all material respects, duly licensed or qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed, qualified or in good standing.  Prior to the Closing, SPX will have furnished or have made available to Purchaser a copy of the certificate of incorporation and by-laws (or other comparable organizational documents) and where applicable, up to date excerpts from the trade or companies’ register and up to date copies of the lists of shareholders of each of the Members of the Service Solutions Group. No insolvency or liquidation proceedings have been initiated against any Member of the Service Solutions Group, and to the knowledge of SPX, no insolvency or liquidation proceedings are threatened against any Member of the Service Solutions Group.

2.3.                            Capitalization.  The Disclosure Schedules set forth the authorized, issued and outstanding Equity Interests of each of the SS Operating Companies. All of the issued and outstanding Equity Interests of each SS Operating Company have been validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights.  The Disclosure Schedules set forth a list of the record and beneficial owners of all of the outstanding Equity Interests of each SS Operating Company.  Except for the Equity Interests set forth in the Disclosure Schedules, there are no Equity Interests of any SS Operating Company outstanding and there are no Equity Interests outstanding convertible into, exchangeable for, or carrying the right to acquire, or any voting agreements with respect to, or any restrictions (other than restrictions under applicable securities laws) on transfers of, any Equity Interests of any SS Operating Company or any subscriptions, warrants, options, rights or other arrangements obligating any SS Operating Company to issue or acquire any of its Equity Interests.

2.4.                            SS Operating Company Interests; Launch Shares; Acquired Assets.

(a)                                 Upon delivery to Purchaser at the Closing of executed instruments of transfer evidencing the transfers of the SS Operating Company Interests to Purchaser or an Affiliate of Purchaser, and receipt by SPX (on behalf of the SPX Sellers) of the portion of the Purchase Price payable in respect thereof, legal and valid title to the SS Operating Company Interests will pass to Purchaser or an Affiliate of Purchaser, free and clear of all Encumbrances (other than Encumbrances created by Purchaser).

(b)                                 Upon delivery to Purchaser at the Closing of certificates representing the Launch Shares, duly endorsed for transfer to Purchaser or an Affiliate of Purchaser or accompanied by duly executed stock powers in blank or other appropriate instrument of transfer, and receipt by SPX (on behalf of the SPX Sellers) of the portion of the Purchase Price payable in respect thereof, legal and valid title to the Launch Shares will pass to Purchaser or an Affiliate of Purchaser, free and clear of all Encumbrances (other than Encumbrances created by Purchaser).

(c)                                  Upon delivery to Purchaser at the Closing of executed bills of sale or other instruments of transfer and assignment in respect of the Acquired Assets and receipt by SPX (on behalf of the SPX Sellers) of the portion of the Purchase Price payable in respect thereof, legal and valid title to the Acquired Assets will pass to Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances (and other than Encumbrances created by Purchaser).

2.5.                            Subsidiaries.

(a)                                 The Disclosure Schedules set forth a list of the Subsidiaries (direct and indirect) of the respective SS Operating Companies as of the date hereof.  Other than the Subsidiaries of the SS Operating Companies so listed, the SS Operating Companies do not directly or indirectly own any Equity Interest of, or any Equity Interest convertible into, exchangeable for, or carrying the rights to acquire, any Equity Interests of, any corporation, partnership, joint venture or other business association or entity.

(b)                                 The Disclosure Schedules set forth the authorized, issued and outstanding Equity Interests of each of the Subsidiaries (direct and indirect) of the SS Operating Companies.  All of the issued and outstanding Equity Interests of each Subsidiary have been validly issued and are fully paid and nonassessable, were not issued in violation of any preemptive or similar rights and are held, of record and beneficially, by an SS Operating Company or a wholly owned Subsidiary of an SS Operating Company.  Except for the Equity Interests set forth in the Disclosure Schedules, there are no Equity Interests of any Subsidiary of an SS Operating Company outstanding and there are no securities outstanding convertible into, exchangeable for, or carrying the right to acquire, or any voting agreements with respect to, or any restrictions (other than restrictions under applicable securities laws) on transfers of, any Equity Interests of any Subsidiary of an SS Operating Company or any subscriptions, warrants, options, rights or other arrangements obligating any Subsidiary of an SS Operating Company to issue or acquire any of its Equity Interests.

2.6.                            Governmental Approvals.  No consent, approval, waiver or authorization of, or exemption by, or filing with, any Governmental Authority (each, a “Governmental Approval”) is required to be obtained by SPX or any of its Affiliates in connection with the execution, delivery and performance by SPX or any of its Affiliates of this Agreement or the Ancillary Agreements, or the taking by SPX or its Affiliates of any other action contemplated hereby or thereby, excluding, however, such Governmental Approvals which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse

Effect (it being understood that, in making the representations and warranties contained in this Section 2.6, SPX is relying on the information and documents furnished by Purchaser).  No representation or warranty is made herein regarding any such Governmental Approvals that may be required in respect of any Permits.

2.7.                            No Conflicts.  None of the execution and delivery by SPX or any of its Affiliates of this Agreement or any of the Ancillary Agreements, nor the performance by them of their respective obligations hereunder and thereunder, nor the consummation by any of them of the transactions contemplated hereby and thereby will in any material respect, with or without the giving of notice or the lapse of time, or both, subject to obtaining any Governmental Approvals referred to in Sections 2.6 and 3.3, (a) conflict with or violate any provision of the organizational documents of SPX or any of its Affiliates, (b) violate any Order or material Law applicable to SPX or any of its Affiliates or any of the properties or assets of the Service Solutions Business, or (c) conflict with or result in the breach of any agreement reflecting obligations of SPX or its Affiliates for Indebtedness, except (in the case of clause (c) only) for conflicts that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.8.                            Compliance with Laws; Permits.

(a)                                 Each of the Service Solutions Companies is in compliance in all material respects with all material Laws applicable to it, any of its properties or other assets or any of its businesses or operations.

(b)                                 Each of the Service Solutions Companies holds all licenses, franchises, registrations, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the conduct of the Service Solutions Business as currently conducted by them, including the manufacture and sale of products (collectively, “Permits”), except where the failure to possess any such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Service Solutions Companies is in compliance with the terms of all Permits, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of the Service Solutions Companies has received written notice in the last 12 months to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit which action would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.9.                            Financial Statements.  SPX has delivered to Purchaser the unaudited combined balance sheets of the Service Solutions Business as at December 31, 2009 and 2010 and September 30, 2011, and the unaudited combined statements of income of the Service Solutions Business for the fiscal years ended December 31, 2009 and 2010 and the nine-month period ended September 30, 2011 (collectively, the “Financial Statements”), a copy of each of which is included in the Disclosure Schedules.  The Financial Statements were prepared from and in accordance with the books and records of the Service Solutions Companies and present fairly in all material respects the combined financial position and combined results of operations of the Service Solutions Business as at the respective dates indicated and for the respective periods then ended in conformity with U.S. generally accepted accounting principles (“GAAP”), consistently applied. The combined statements of cash flows for the fiscal years ended December 31, 2009 and 2010 and the nine-month period ended September 30, 2011 included in the

Disclosure Schedules have been prepared from and in accordance with the books and records of the Service Solutions Companies and from the Financial Statements for internal purposes.  The books and records of the Service Solutions Companies, in all material respects, (i) accurately reflect the transactions and accounts of the Service Solutions Business and (ii) have been and are being maintained in accordance with good business practices and applicable Laws.  Each Member of the Service Solutions Group that is required to have filed statutory accounts for its last fiscal year prior to the date hereof has done so or has obtained an extension of time to do so in compliance, in all material respects, with applicable Laws.  No Member of the Service Solutions Group engages in factoring or “reverse factoring” of any of its accounts receivable or accounts payable, as applicable.

2.10.                     Absence of Certain Changes or Events.  Since September 30, 2011 to the date of this Agreement, there have not been any changes, events, occurrences or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since September 30, 2011 to the date of this Agreement, (a) the Service Solutions Companies have carried on and operated the Service Solutions Business in the ordinary course of business in all material respects, and (b) none of the Service Solutions Companies has taken any of the following actions:

(a)                                 (1) incurred any Indebtedness, except in the ordinary course of business, and except for intercompany debt which will be repaid, contributed, settled or cancelled at or prior to the Closing; (2) merged or consolidated with, purchased substantially all or a material portion of the assets of, or otherwise acquired, any business or any Person; (3) incurred or created any Encumbrances (other than Permitted Encumbrances) on any of the Acquired Assets or assets of the Service Solutions Companies that will not be removed prior to the Closing; (4) sold, transferred, leased, licensed, pledged, mortgaged, encumbered or disposed of any material assets of any of the Service Solutions Business, other than (A) in the ordinary course of business or (B) dispositions of obsolete, excess or worthless assets;

(b)                                 (1) increased the wages or benefits payable to any of the Business Employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment), except for increases in wages or benefits in the ordinary course of business; (2) entered into any employment agreement (other than the entry into an employment agreement in connection with the hiring or promotion of any employee entitled to receive pursuant to such agreement an annual salary of $200,000 or less (excluding any bonus, pension, profit sharing or other compensation)) or, except in the ordinary course of business, amended any employment, consulting, severance, change in control, compensation or similar agreement for the benefit or welfare of any Business Employees; or (3) adopted, entered into or amended any Benefit Plan applicable to any Business Employee, except in the ordinary course of business;

(c)                                  amended in any material respect, or waived any material right under, any Material Contract, except in the ordinary course of business, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)                                 (1) except as required under GAAP, made any material changes to any of its methods of accounting or financial accounting practices, policies or principles from those employed in the Financial Statements; or (2) made or revoked any material election relating to Taxes, or settled or compromised any material claim or Action relating to Taxes; or

(e)                                  delayed the payment of accounts payable or accelerated the collection of receivables of the Service Solutions Business except in the ordinary course of business.

2.11.                     Title to Assets.  As of the Effective Date, the SPX Asset Sellers will have good and valid title to or a valid leasehold in all of the Acquired Assets which they are transferring to Purchaser pursuant to Section 1.2(a), and the Members of the Service Solutions Group will have good and valid title to or a valid leasehold in all of their respective assets and properties (whether real or personal, tangible or intangible), in each case free and clear of all Encumbrances other than Permitted Encumbrances.

2.12.                     Intellectual Property.

(a)                                 The Disclosure Schedules set forth a list, as of the date hereof, of all: (i) Owned Intellectual Property that is registered or for which an application to register is pending with a Governmental Authority, and (ii) all Licenses that call for payments by or to the Service Solutions Companies of more than $200,000 per year, other than Licenses for off-the-shelf or commercially available computer software, open-source software and click-wrap agreements.

(b)                                 The Service Solution Companies own, free and clear of all Encumbrances, other than Permitted Encumbrances, all rights, title and interest to the material Owned Intellectual Property, and have the right to use, pursuant to a valid and enforceable written license, all material Licensed Intellectual Property.  No invalidity of any Owned Intellectual Property that would reasonably be expected to have a Material Adverse Effect is, to SPX’s knowledge, threatened.  The Service Solutions Companies have taken all commercially reasonable actions consistent with industry standards to maintain and protect the Owned Intellectual Property.

(c)                                  There is no material Action pending against any of the Service Solutions Companies asserting the invalidity, misuse or unenforceability of any Owned Intellectual Property, (ii) no Service Solutions Company has received any written notice of any material claim by any Person against any Service Solution Company for infringement or misappropriation of the Intellectual Property of such Person (including any demand or request that any Service Solutions Company obtain a license for any such rights from any such Person), (iii) to the knowledge of SPX, the conduct, goods and services of the Service Solutions Business have not infringed, misappropriated or conflicted with and do not infringe, misappropriate or conflict with any material Intellectual Property of other Persons and (iv) to the knowledge of SPX, none of the material Owned Intellectual Property has been infringed, misappropriated or conflicted by other Persons and none is being infringed, misappropriated or is in conflict by other Persons.

(d)                                 Each employee, officer and consultant of the Service Solutions Business who has developed material Owned Intellectual Property has executed an agreement in favor of the Service Solutions Companies that provide for (i) the disclosure and assignment to the Service Solutions Companies of Intellectual Property developed by such employee, officer and consultant, as applicable, and (ii) the maintenance of the confidentiality of any information proprietary to the Service Solutions Business.

2.13.                     Environmental Matters.

(a)                                 (i) The Service Solutions Companies are in compliance in all material respects with all Environmental Laws that are material to their properties or operations; (ii) none of the Service Solutions Companies has (A) received any written notice that any such Service Solutions Company is a potentially responsible party in any material respect under CERCLA or any similar Environmental Law at any federal or state site, (B) been named in any Action alleging any material violation of, or material liability under, any Environmental Laws, or (C) been required to undertake any Remedial Action by any Governmental Authority or any other Person pursuant to any Environmental Law, in each case which matter has not been resolved or completed in all material respects.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Services Solutions Companies have obtained and currently maintain all Permits necessary under Environmental Laws for their operations, and (ii) there is no investigation known to SPX, nor any Action pending, or to the knowledge of SPX, threatened against the Service Solutions Companies or any Real Property to revoke such Permits.

(c)                                  SPX and Purchaser agree that (i) SPX is making no representations or warranties in this Agreement relating to the Retained Real Properties and (ii) the only representations and warranties of SPX made herein with respect to any matters arising under any Environmental Laws are those contained in this Section 2.13.

2.14.                     Material Contracts.  The Disclosure Schedules contain a list of all Contracts that exist as of the date hereof, other than Benefit Plans, to which any of the Service Solutions Companies is a party, and that fall within any of the following categories (each, a “Material Contract”):

(a)                                 each Contract that provides for the receipt or payment of more than $2,000,000 in any calendar year, including, without limitation, all such Contracts that are (i) Contracts for capital expenditures (including leases of personal property), (ii) distribution, dealer, customer, strategic partner or sales agency Contracts, (iii) guarantees of third party obligations, and (iv) Contracts for the purchase or sale of any assets, including products, materials, supplies, advertising, equipment or services (unless terminable by the Service Solutions Company upon no more than 30 days’ notice), but excluding purchase orders or other Contracts for the purchase of raw materials, components or supplies, and sales orders or other Contracts for the sale of finished goods, entered into in the ordinary course of business;

(b)                                 each Contract that purports to limit, curtail or restrict the kinds of businesses in which a Service Solutions Company may engage, the geographical area in which it may conduct its business, or the Persons with whom it can compete or to whom it can sell products or deliver services;

(c)                                  each loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness of any Service Solutions Company or any Contract or instrument pursuant to which Indebtedness may be incurred or is guaranteed by any Service Solutions Company (other than the SPX Credit Agreement);

(d)                                 each joint research and development agreement involving expenditures by the Service Solutions Companies in excess of $1,000,000 in any calendar year;

(e)                                  each Contract which purports to require any Service Solutions Company to manufacture any products in any specified geographical area or purports to limit the rights of any Service Solutions Company to relocate manufacturing operations;

(f)                                   each License (whether as licensor or licensee), royalty-bearing or similar agreement permitting the use of any Intellectual Property of the Service Solutions Business that provides for the receipt or payment of more than $200,000 in any calendar year;

(g)                                  each joint venture, partnership or similar agreement and each Contract providing for the formation of a joint venture, long-term alliance or partnership or involving an equity investment by any Service Solutions Company; and

(h)                                 each Real Property Lease providing for annual rental payments in excess of $500,000.

SPX has made available to Purchaser or its Representatives copies of all such Material Contracts.  Each Material Contract is a valid and binding obligation of the applicable Service Solutions Company and is enforceable against such entity in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).  None of the Service Solutions Companies nor, to the knowledge of SPX, any other party is in default under or in breach of or is otherwise delinquent in performance under any Material Contract in any material respect, and no event has occurred that with notice or lapse of time, or both, would constitute such a default.  None of the Service Solutions Companies has received any written notice of termination or cancellation of any Material Contract.

2.15.                     Litigation.  There is no pending or, to SPX’s knowledge, threatened Action against, or, to SPX’s knowledge, Governmental Investigation of, any of the Service Solutions Companies (a) with respect to which there is a reasonable likelihood of a determination that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.  None of the Service Solutions Companies is subject to any outstanding Orders that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.16.                     Insurance.  The Disclosure Schedules set forth a list, as of the date hereof, of all material casualty, general liability and other insurance policies maintained by or on behalf of any of the Service Solutions Companies (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect and no written notice has been received by any of the Service Solutions Companies from any insurance carrier purporting to cancel or materially modify coverage under any of the Insurance Policies.  There are no pending material claims against the Insurance Policies by any of the Service Solutions Companies as to which the insurers have in writing denied liability.  Purchaser acknowledges that, except as set forth in the Disclosure Schedules, Purchaser and its Affiliates (including the Members of the Service Solutions Group) will not have the benefit of any of the Insurance Policies following the Closing.

2.17.                     Employee Benefit Plans.

(a)                                 The Disclosure Schedules contains a list, as of the date hereof, of all material Benefit Plans.  With respect to each material Benefit Plan, SPX has delivered or made available to Purchaser copies of the following documents (to the extent applicable): (i) all current plan documents and benefit schedules; (ii) the most recent summary plan description, or, if no summary plan description exists, a written description of all material terms and conditions of such Benefit Plan; and (iii) the most recent determination letter from the Internal Revenue Service or similar approval from any other Governmental Authority.  SPX has also delivered or made available to Purchaser a copy of each Employment Agreement in effect on the date hereof.

(b)                                 Each Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), if any, (i) has received a favorable determination letter from the Internal Revenue Service and (ii) has been operated in compliance with ERISA and in accordance with the provisions of, and the rules and regulations covering, such Benefit Plan except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There are no pending Actions which have been asserted or instituted against the Benefit Plans, the plan sponsor or the plan administrator, or against any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor to the knowledge of SPX are any such Actions threatened, with respect to which there is a reasonable likelihood of a determination that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  None of the Benefit Plans is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

(d)                                 All Benefit Plans that are subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements of such Laws except where a failure to be so maintained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) if they are intended to qualify for special tax or social security treatment, meet all requirements for such treatment, except where a failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)                                  No payments, transfers or other benefits made or to be made to any Business Employee or Former Business Employee under any Benefit Plan or existing contract or arrangement with or covering such employee will give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

2.18.                     Fees.  Except for the fees payable to Credit Suisse Securities (USA) LLC, which are the responsibility of SPX, none of the Service Solutions Companies has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

2.19.                     Assets of the Business.  As of the Effective Date, the assets and properties held by the Members of the Service Solutions Group, together with the Acquired Assets and the Launch Shares, will constitute all of the material assets and properties that are used by SPX and its Affiliates exclusively in the conduct of the Service Solutions Business as currently conducted.  All such assets are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.20.                     Real Estate.  The Disclosure Schedules set forth a list, as of the date hereof, of (i) all of the real property owned by any Service Solutions Company (the “Owned Real Property”) and (ii) all the leasehold interests in real property of the Service Solutions

Companies (the “Leased Real Property” and the leases where the annual lease payment exceeds $500,000 relating to such Leased Real Property, the “Real Property Leases,” and the Leased Real Property together with the Owned Real Property, the “Real Property”).  Each Service Solutions Company has title to, or a valid leasehold interest entitling it to the right to possession and use of all of the Real Property owned or leased by it free and clear of any Encumbrances other than Permitted Encumbrances.

2.21.                     Labor Matters.

(a)                                 The Disclosure Schedules list all collective bargaining agreements, union contracts, employee representation agreements, works council, and similar agreements or arrangements in effect on the date hereof that cover any Business Employee (each, a “Collective Bargaining Agreement”).  With respect to the Service Solutions Companies, (i) there is no material labor strike, dispute, slowdown, lockout or stoppage pending or, to SPX’s knowledge, threatened against any of the Service Solutions Companies, and none of the Service Solutions Companies has experienced any material labor strike, dispute, slowdown, lockout or stoppage since December 31, 2010; (ii) there is no material unfair labor practice charge or complaint against any of the Service Solutions Companies pending or, to the knowledge of SPX, threatened before the National Labor Relations Board or before any similar state or foreign agency; (iii) no Person has made any material claim or charge against any of the Service Solutions Companies under any Law relating to discrimination with respect to employees or employment practices or with respect to breaches of any such Law; and (iv) since December 31, 2010, there has been no material grievance, or arbitration involving any of the Service Solutions Companies arising out of any Collective Bargaining Agreement or other grievance procedure.

(b)                                 The Service Solutions Companies are in compliance with all the Collective Bargaining Agreements, individual employment agreements and Laws relating to the employment of labor, including all such Laws relating to wages, hours, holidays, the WARN Act and any similar state or local “mass layoff’ or “plant closing” Law, collective bargaining, pay equity, discrimination, civil rights, compulsory recruitment of disabled employees, social security and taxes, severance indemnities, definite/term contracts, consulting and sales agent agreements, safety and health, workers’ compensation, welfare, pension, union rights, duties and tasks, except for failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)                                  With regard to the German Subsidiaries, the Disclosure Schedules list, as of the date hereof, all material agreements and other commitments, whether of an individual or collective nature, regarding pensions under which any of the German Subsidiaries has any obligations (together, the “German Pension Commitments”).  The German Subsidiaries have fulfilled in all material respects all obligations under or in connection with the German Pension Commitments when due. The German Subsidiaries have properly provided for all material financial liabilities under or in connection with the German Pension Commitments pertaining to periods prior to Closing as required by the German Pension Commitments and applicable Law. All pensions provided by the German Subsidiaries have been in all material respects adjusted regularly as required by section 16 German Company Pension Act (Betriebsrentengesetz) or the relevant contractual provisions.  The German Subsidiaries have duly paid all contributions to the Pension Guarantee Fund (Pensions-Sicherungs-Verein) when due except where the failure to do so would not result in a material liability to the German Subsidiaries.  The Disclosure Schedules list all pending litigation with current or former employees or managing directors (stating competent court, name of plaintiff/defendant and file number) to which any of the German

Subsidiaries or SS France is a party, with respect to which there is a reasonable likelihood of a determination that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the German Subsidiaries nor SS France has granted commitments or concluded agreements with individual employees or managing directors which trigger material payments or other entitlements in connection with the consummation of the transactions contemplated in this Agreement.  There are no material customs (betriebliche Übungen) and general commitments (Gesamtzusagen) applicable for the employees of the German Subsidiaries or SS France. The German Subsidiaries have not concluded any material social plans (Sozialpläne) or social tariff agreements (Tarifsozialpläne) within the last five years.  The Disclosure Schedules list, as of the date hereof, all material agreements and commitments to which the German Subsidiaries are bound which either prohibit or restrict, in any material respect, their ability to terminate employees or to close down or relocate a site.

(d)                                 Other than the Service Solutions Group Employees, there are no Persons (including, without limitation, consultants, directors, sales agents, definite/term employees, temporary workers, etc.) who have, or may claim to have, any relationship with the Service Solutions Companies which qualifies such persons as employees and/or permanent employees of the Service Solutions Companies under applicable Law.

(e)                                  No verification notice relating to social security or social assistance contributions under applicable Italian Laws has been served and, to SPX’s knowledge, there are no grounds for inspections in connection with additional contributions due pursuant to any applicable Italian Laws.

(f)                                   Prior to the Effective Date, the Service Solutions Companies shall have complied, in all material respects, with all applicable material Laws and the Collective Bargaining Agreements relating to requirements to provide information to labor unions and perform consultation procedures that arise as a result of the sale of the Service Solutions Business and the other transactions contemplated by this Agreement (it being understood that in making the representations and warranties contained in this Section 2.21(f), SPX will be relying upon, among other things, certain information and documents as may be furnished by Purchaser and compliance by Purchaser with its obligations hereunder, including under Section 1.7.  In particular, with respect to SS France there shall be no breach of the representations and warranties contained in this Section 2.21(f) if Completion of the Works Council Process was determined jointly by SPX and Purchaser pursuant to Section 1.7(b).

2.22.                     Relationships with Customers and Distributors.  Within 180 days prior to the date of this Agreement, no customer or distributor of the Service Solutions Business that accounted for annual sales of the Service Solutions Business in excess of $1,000,000 during the current, or immediately preceding, fiscal year has terminated its overall relationship with the Service Solutions Business or materially reduced the aggregate value of services and/or products required by such customer or distributor from the Service Solutions Business.

2.23.                     Tax Matters.

(a)                                 All material Tax Returns required to be filed by each of the Service Solutions Companies have been timely filed (taking into account extensions of time to file).  All such Tax Returns were true, correct, and complete in all material respects, and all Taxes due and owing with respect to the Service Solutions Business have been paid (other than Taxes that are reserved for in the Financial Statements).

(b)                                 There is no Tax audit or proceeding pending or, to SPX’s knowledge, threatened with respect to material Taxes of any of the Service Solutions Companies.  None of the Service Solutions Companies has received written notice of any material Tax deficiency.

(c)                                  The Service Solutions Companies have, or have caused to be, withheld, and have paid over, or have caused to have been paid over, to the appropriate taxing authorities, all material Taxes required by applicable Law to be so withheld and paid over by them, including in connection with any applicable acquisition of assets, stock, membership, or other equity interests.

(d)                                 No Service Solutions Company has participated in the last five years in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e)                                  The Disclosure Schedules set forth the classification for federal income tax purposes of each of the Members of the Service Solutions Group.  SS US has been classified as a disregarded entity for federal income tax purposes since its formation and it will continue to be treated as a disregarded entity for federal income tax purposes through the Closing.

(f)                                   No written claim has been made in the last five years by a Governmental Authority in a jurisdiction where any of the Service Solutions Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, nor to the knowledge of SPX, has SPX made any determination that it is reasonably certain that any of the Service Solutions Companies was required, at any time in the last five years, to file Tax Returns in a jurisdiction where it did not file Tax Returns and where it does not currently file Tax Returns.

(g)                                  SPX has delivered or made available to Purchaser correct and complete copies of (i) all material Income Tax Returns filed by each Member of the Service Solutions Group, and (ii) examination reports and statements of deficiencies assessed against or agreed to by any Member of the Service Solutions Group, in each case since December 31, 2008.

(h)                                 No Member of the Service Solutions Group has, nor has any of them had in the last five years, a “permanent establishment” in any country other than the country in which such company is legally formed.

(i)                                     No Member of the Service Solutions Group has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect.

(j)                                    No Member of the Service Solutions Group is a party to, nor are any of them bound by, nor are any of the Acquired Assets or Assumed Liabilities, a Tax allocation or sharing agreement that will impose any liability on such Member subsequent to the Closing Date, other than an agreement the primary purpose of which does not relate to Taxes.

(k)                                 Each Service Solutions Company has provided Purchaser with copies of all Tax opinions relating to and in the audit files of such Service Solutions Company.

(l)                                     No rulings or closing agreements within the meaning of Section 7121 of the Code (or similar provisions of state, local or foreign Law) have been obtained or entered into with a Governmental Authority by any Member of the Service Solutions Group that will have any binding effect on such Member subsequent to the Closing Date.

(m)                             Each Service Solutions Company is in material compliance with the material terms and conditions of any Tax exemption or other Tax reduction agreement or order of any Governmental Authority, and the consummation of the transactions contemplated by this Agreement would not reasonably be expected to have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(n)                                 No Member of the Service Solutions Group has been, nor will any of them be, required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Tax Law) by reason of a change in accounting methods occurring prior to the transactions contemplated hereby, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any prepaid amount received on or prior to the Closing Date.

(o)                                 Each Service Solutions Company has complied in all material respects with all applicable unclaimed property laws and has no material Liability for Taxes attributable to unclaimed property.

(p)                                 Any Service Solutions Company that participated in the German fiscal unity regime (Organschaft) was legally permitted to do so and all necessary actions required for such participation were taken by such Company.  Except as otherwise provided in Section 4.4, no Member of the Service Solutions Group is or will be required to pay any amount to any Person or Governmental Authority after the Closing Date with respect to its participation in such Organschaft.

(q)                                 SS US will not be liable, as transferee, successor, or otherwise, for any Taxes owed by any Person that transferred assets (including any stock, membership, or other equity interests) to SS US.

(r)                                    No Member of the Service Solutions Group has been included in a Tax pool in Germany for VAT purposes with SPX or any of its Affiliates.

(s)                                   Notwithstanding anything in this Section 2.23 to the contrary, no representation or warranty is being made by SPX with respect to the amount or validity of any net operating losses of any Member of the Service Solutions Group.

2.24.                     Disclaimer.  Neither SPX nor any of its Affiliates or Representatives has made, or shall be deemed to have made, to Purchaser any representation or warranty other than those expressly made by SPX in this Article II.  Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Purchaser (a) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any of the tangible assets being acquired hereunder (either directly or by virtue of the acquisition of the SS Operating Company Interests), or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in section 2-312 of the uniform commercial code of any applicable jurisdiction), (b) with respect to any projections, estimates or budgets delivered to or made available to Purchaser or its Representatives, or (c) except as expressly made by SPX in this Article II, with respect to any other information or documents made available to Purchaser or its Representatives.

ARTICLE III

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to SPX as follows:

3.1.                            Organization and Good Standing.  Purchaser is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, and operate the properties and assets it currently owns or leases and to carry on its business as such business is currently conducted.  Purchaser is duly licensed or qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed, qualified or in good standing, except, in each case, where the failure to be so licensed, qualified or in good standing would not reasonably be expected to, individually or in the aggregate, materially hinder, impair or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the performance by Purchaser of its obligations hereunder or thereunder (a “Purchaser Material Adverse Effect”).

3.2.                            Corporate Authority and Approval.  Purchaser has all requisite corporate or other similar power, as the case may be, and authority to enter into, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by the board of Purchaser and by any other requisite corporate or similar action on the part of Purchaser.  No vote or approval of the stockholders of Purchaser is required for Purchaser to enter into, deliver or perform its obligations under, this Agreement or the Ancillary Agreements.  This Agreement has been duly executed and delivered by Purchaser and (assuming the valid authorization, execution, and delivery of this Agreement by the SPX Sellers party hereto) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).  The Ancillary Agreements will be duly executed and delivered by Purchaser and (assuming, if applicable, the valid authorization, execution, and delivery thereof by the other parties thereto) will constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.3.                            Governmental Approvals.  No Governmental Approval is required to be obtained by Purchaser or any of its Affiliates in connection with the execution, delivery and performance by Purchaser of this Agreement or the Ancillary Agreements, or the taking by Purchaser of any action contemplated hereby or thereby, excluding, however, Governmental

Approvals which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect (it being understood that, in making the representations and warranties contained in this Section 3.3, Purchaser is relying on the information and documents furnished by SPX).

3.4.                            No Conflicts.  None of the execution and delivery by Purchaser of this Agreement and the Ancillary Agreements, nor the performance by Purchaser of its obligations under this Agreement or any of the Ancillary Agreements, nor the consummation by Purchaser of the transactions contemplated hereby and thereby will, with or without the giving of notice or the lapse of time, or both, subject to obtaining any Governmental Approvals referred to in Sections 2.6 and 3.3, (a) conflict with or violate any provision of the charter or bylaws of Purchaser, (b) violate any Order or Law applicable to Purchaser, or (c) conflict with or result in the breach of any agreement reflecting obligations of Purchaser for Indebtedness, except in the case of clause (c) for violations, conflicts, breaches or defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Purchaser Material Adverse Effect.

3.5.                            Funds Available.  Purchaser has and will have at the Effective Date and on the Closing Date, sufficient funds to enable Purchaser to pay the Purchase Price and otherwise to consummate the transactions contemplated by this Agreement.

3.6.                            Litigation.  There is no Action pending or, to Purchaser’s knowledge, threatened against Purchaser (a) with respect to which there is a reasonable likelihood of a determination that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect or (b) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

3.7.                            Fees.  Purchaser has no liability or obligation to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which any Members of the SPX Group could become liable or obligated.

3.8.                            Purchase for Investment; Receipt of Information.  Purchaser will be acquiring the SS Operating Company Interests and the Launch Shares solely for its own account for investment and not with a view to the distribution thereof.  Purchaser and its Representatives have been given an opportunity to examine such instruments, documents, and other information relating to, and ask questions regarding and receive answers from, SPX and the other Service Solutions Companies and their Representatives as Purchaser has deemed necessary or advisable in order to make an informed decision relating to the acquisition of the SS Operating Company Interests and the Launch Shares and their suitability as an investment for Purchaser.  Purchaser is an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended.

3.9.                            Investigation.  Purchaser acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Purchaser is knowledgeable about the industries in which the Service Solutions Companies operate, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Purchaser and its Representatives have been afforded full access to the Books and Records, facilities and personnel of the Service Solutions Companies for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Service Solutions Companies. Purchaser has no knowledge that the representations and warranties of SPX in this Agreement are not true and correct in all material respects or any knowledge of any material errors in, or material omissions from, the Disclosure Schedules.

3.10.                     Disclaimer.  Neither Purchaser nor any of its Affiliates or Representatives has made, or shall be deemed to have made, to SPX any representation or warranty other than those expressly made by Purchaser in this Article III.

ARTICLE IV

Covenants of SPX

SPX hereby covenants and agrees with Purchaser as follows:

4.1.                            Conduct of Business.

(a)                                 Except as may be permitted by this Agreement or as set forth in Schedule 4.1 of the Disclosure Schedules or as required by applicable Law or by any of the documents listed in the Disclosure Schedule, from the date hereof until the Closing, unless Purchaser may otherwise consent to in writing (which consent shall not be unreasonably withheld or delayed and shall be deemed given if no written objection is made within three days of receipt of a request for consent), SPX shall, in respect of the Service Solutions Business, and shall cause each of the other Service Solutions Companies to, (i) in all material respects conduct the Service Solutions Business in the ordinary course of business; (ii) use reasonable best efforts to comply in all material respects with all applicable Laws and the requirements of all Material Contracts and material Permits; and (iii) use reasonable best efforts to maintain and preserve intact in all material respects the business organization of the Service Solutions business and the goodwill of those having business relationships with it such that the Service Solutions Business will not be materially impaired.

(b)                                 Without limiting the generality of Section 4.1(a) and subject to applicable Law, except as may be permitted by this Agreement or as set forth in Schedule 4.1 of the Disclosure Schedules or by any of the documents listed in the Disclosure Schedules or as required by applicable Law, from the date of this Agreement until the Closing, SPX, in respect of the Service Solutions Business, shall not, and shall not permit any of the other Service Solutions Companies to, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed and shall be deemed given if no written objection is made within three days of receipt of a request for consent):

(i)                                     (1) incur any Indebtedness, except in the ordinary course of business, and except for intercompany debt which will be repaid, contributed, settled or cancelled at or prior to the Closing; (2) merge or consolidate with, purchase substantially all or a material portion of the assets of, or otherwise acquire any business or any Person; (3) incur or create any Encumbrances (other than Permitted Encumbrances) on any of the Acquired Assets or assets of any of the other Service Solutions Companies that are not removed prior to the Closing; (4) sell, transfer, lease, license, pledge, mortgage, encumber or dispose of any material assets of the Service Solutions Business, other than (A) in the ordinary course of business or (B) dispositions of obsolete, excess or worthless assets; or (5) delay the payment of accounts payable, or sell, transfer and otherwise dispose of, or accelerate the collection of, receivables of the Service Solutions Business except in the ordinary course of business;

(ii)                                  (1) issue, deliver, sell, pledge or otherwise encumber any Equity Interests of any of the Members of the Service Solutions Group or issue or grant any subscriptions, options, calls or rights to acquire, warrants, convertible securities or other agreements or commitments to issue, or enter into any Contract obligating any of the Members of the Service Solutions Group to issue or transfer from treasury, any Equity Interests of any class or kind or Equity Interests convertible into any such Equity Interests; or (2) make any change to the certificate of incorporation or by-laws (or comparable organizational documents) of any of the Members of the Service Solutions Group;

(iii)                               (1) increase the wages or benefits payable to any of the Business Employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment), except for increases in wages or benefits in the ordinary course of business; (2) enter into any employment agreement (other than the entry into an employment agreement in connection with the hiring or promotion of any employee entitled to receive pursuant to such agreement an annual salary of $200,000 or less (excluding any bonus, pension, profit sharing or other compensation)) or, except in the ordinary course of business, amend any employment, consulting, severance, change in control, compensation or similar agreement for the benefit or welfare of any Business Employees; or (3) adopt, enter into or amend any Benefit Plan to the extent applicable to any Business Employee, except in the ordinary course of business;

(iv)                              amend in any material respect, or waive any material right under, any Material Contract, except in the ordinary course of business;

(v)                                 make or commit to any capital expenditures that, in the aggregate, are in excess of the capital expenditure line item in the budget set forth in Schedule 4.1(b) of the Disclosure Schedules (the “2012 CapEx Budget”) by $1,000,000 for the fiscal year ending December 31, 2012;

(vi)                              enter into any settlement or release with respect to any material Action or claim on terms that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect after the Closing;

(vii)                           (1) except as required under GAAP, make any material changes to any of its methods of accounting or financial accounting practices, policies or principles from those employed in the Financial Statements; or (2) make or revoke any material election relating to Taxes, or settle or compromise any material claim or Action relating to Taxes or obtain or apply for any Tax ruling that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect after the Closing; and

(viii)                        enter into any legally binding transaction, agreement or commitment with respect to any of the foregoing.

(c)                                  Without limiting the generality of Section 4.1(a), unless Purchaser may otherwise consent in writing (which consent shall not be unreasonably withheld or delayed and shall be deemed given if no written objection is made within three days of receipt of a request for consent), SPX shall, during each fiscal quarter of 2012 commencing with the second quarter of 2012, make or commit to make capital expenditures, including in connection with capitalized product software, in accordance with the 2012 CapEx Budget, it being agreed that SPX shall be deemed to have satisfied its obligations hereunder if it spends or commits to spend (on a cumulative and aggregate basis) at least 90% of the amount set forth in the 2012 CapEx Budget (excluding for this purpose the amount of all capital expenditures attributable to implementation of the SAP enterprise resource planning software in the Service Solutions Business unless Purchaser requests, by written notice prior to the commencement of the applicable calendar quarter, that capital expenditures relating to SAP implementation be made during the applicable calendar quarter).

(d)                                 From the date of this Agreement until the Closing, SPX, in respect of the Service Solutions Business, shall not, and shall not permit any of the other Service Solutions Companies to, engage in any factoring or “reverse factoring” of any of its accounts receivable or accounts payable, as applicable, other than pursuant to those programs set forth in Section 2.9(c) of the Disclosure Schedules, each of which programs shall be conducted in the ordinary course of business, consistent with past practice.

4.2.                            Access.  Subject to applicable Laws relating to access to and the exchange of information, from the date hereof until the Closing SPX shall, and shall cause each of the other Service Solutions Companies to, afford to Purchaser and the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) of Purchaser reasonable access, during normal business hours and on reasonable advance notice, to the properties and Books and Records of the Service Solutions Companies (such access not to materially disrupt or interfere with business operations); provided, however, that SPX and the other Service Solutions Companies shall not be obligated to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of customers of the Service Solutions Business, violate any Law, Order or term of any Contract, or adversely affect the ability of SPX or any other Service Solutions Company or any of their respective Affiliates to assert attorney-client or attorney work product privilege; and provided, further, in no event shall Purchaser be permitted to conduct any “Phase II” environmental site assessments of the environmental conditions of any Real Property.  The parties will use reasonable best efforts to make appropriate substitute disclosure arrangements in the event any of the restrictions of the first proviso of the preceding sentence apply.  Except for disclosures permitted by the terms of the letter agreement, dated October 14, 2011, between Purchaser and SPX (the “Confidentiality Agreement”), Purchaser shall hold information received from SPX or its Affiliates or their respective Representatives pursuant to this Section 4.2 in confidence in accordance with the terms of the Confidentiality Agreement.  Any disclosure whatsoever during such investigation to Purchaser or its Representatives shall not constitute an enlargement of or additional representations or warranties of SPX beyond those specifically set forth in this Agreement.

4.3.                            No Shop.  From the date hereof until the Closing, SPX shall not, nor shall it authorize or permit any of its Affiliates or any Representative of SPX or its Affiliates to, directly or indirectly solicit, initiate, encourage or participate in any way (including by way of furnishing information or assistance) in any discussions or negotiations with any Person (other than Purchaser or an Affiliate of Purchaser) or enter into any Contract with any Person (other than Purchaser or an Affiliate of Purchaser) concerning any merger, consolidation, sale of any Equity Interests or similar transactions involving the sale of the Service Solutions Business.

4.4.                            Intercompany Accounts, Loan Documents, Etc.

(a)                                 At or prior to the Closing Date, except as set forth on Schedule 4.4(a) of the Disclosure Schedules, (i) all intercompany receivables or payables and loans then existing between any Members of the SPX Group, on the one hand, and any Members of the Service Solutions Group, on the other hand, shall be settled in the ordinary course of business or, in SPX’s discretion, by way of capital contribution, dividend or otherwise, and (ii) all Contracts between any Members of the SPX Group, on the one hand, and any Members of the Service Solutions Group, on the other hand, shall be terminated, in each of the preceding cases (i) and (ii) without any Liability, including Liability for Taxes, to any Member of the Service Solutions Group and in a manner so as not to cause any Member of the Service Solutions Group to become insolvent or have its capital reduced below legally required levels. The termination and settlement of the PLTA shall be exclusively governed by Section 4.4(f).

(b)                                 The aggregate balance, if any (after giving effect to all of the actions taken pursuant to Section 4.4(a)(i)), outstanding as of the close of business on the day immediately preceding the Closing Date, of all receivables owed to any Member of the SPX Group by any Member of the Service Solutions Group (including receivables owed to Bank Mendes Gans and under the SPX Zero Balance Account Plan) (collectively, the “Closing Date Intragroup Receivables”), excluding, for the avoidance of doubt, any receivables owed to SPX Holding, Inc. (“SPX Holding”) by SS Germany under the PLTA, shall be sold and transferred to Purchaser at the Closing against compensation payment to be made by Purchaser.  The total purchase price for the Closing Date Intragroup Receivables shall be equal to the sum of (1) the aggregate nominal amounts of all such receivables and claims and (2) interest accrued on such nominal amounts, if applicable (the “Closing Date Intragroup Receivables Amount”) and shall be due and payable at the Closing, such payment to be made as part of the Purchase Price as set forth in Section 1.2(b). For purposes of Sections 1.2(b), 1.3(c), 1.3(e) and 1.5(a), the Closing Date Intragroup Receivables Amount shall be treated as Closing Date Indebtedness.  Notwithstanding the foregoing, it is understood by the parties that Bank Mendes Gans is neither a Member of the SPX Group nor a Member of the Service Solutions Group and that receivables owed to Bank Mendas Gans by any Member of the Service Solutions Group shall not be sold to Purchaser at the Closing. In lieu thereof, the aggregate balance, if any (after giving effect to all of the actions taken pursuant to Section 4.4(a)(i)), outstanding as of the close of business on the day immediately preceding the Closing Date, of any receivables owed by any Member of the Service Solutions Group to Bank Mendes Gans shall, for purposes of Sections 1.2(b), 1.3(c), 1.3(e) and 1.5(a), be treated as Closing Date Indebtedness.

(c)                                  The aggregate balance, if any, after giving effect to all of the actions taken pursuant to Section 4.4(a) and after combining the receivables and payables of both Chinese Subsidiaries and netting them against one another for purposes of these calculations, outstanding at the Closing of any amounts owed by the Chinese Subsidiaries to Bank of America including accrued but unpaid interest, if any, thereon, shall, for purposes of Sections 1.2(b), 1.3(c), 1.3(e) and 1.5(a), be treated as Closing Date Indebtedness.

(d)                                 The aggregate balance, if any (after giving effect to all of the actions taken pursuant to Section 4.4(a)(i)), outstanding as of the close of business on the day immediately preceding the Closing Date, of all payables owed by any Member of the SPX Group to any Member of the Service Solutions Group (including payables owed by Bank Mendes Gans and under the SPX Zero Balance Account Plan) (collectively the “Closing Date Intragroup Payables”), excluding, for the avoidance of doubt, any payables owed by SPX Holding to SS Germany under the PLTA, shall be assumed and transferred to Purchaser at the Closing against payment to be made by SPX. The total amount to be paid by SPX for the Closing Date Intragroup Payables shall be equal to the sum of (1) the aggregate nominal amounts of all such payables and claims and (2) interest accrued on such nominal amounts, if applicable (the “Closing Date Intragroup Payables Amount”) and shall be due and payable at the Closing, such payment to be made by way of a deduction from the Purchase Price as set forth in Section 1.2(b). For purposes of Sections 1.2(b), 1.3(c), 1.3(e) and 1.5(a), the Closing Date Intragroup Payables Amount shall be treated as Closing Date Cash.  Notwithstanding the foregoing, it is understood by the parties that Bank Mendes Gans is neither a Member of the SPX Group nor a Member of the Service Solutions Group and that payables owed by Bank Mendas Gans to any Member of the Service Solutions Group shall not be sold to Purchaser at the Closing. In lieu thereof, the aggregate balance, if any (after giving effect to all of the actions taken pursuant to Section 4.4(a)(i)), outstanding as of the close of business on the day immediately preceding the Closing Date, of any payables owed by Bank Mendes Gans to any Member of the Service Solutions Group shall, for purposes of Sections 1.2(b), 1.3(c), 1.3(e) and 1.5(a), be treated as Closing Date Cash.

(e)                                  The aggregate balance, if any, after giving effect to all of the actions taken pursuant to Section 4.4(a) and after combining the receivables and payables of both Chinese Subsidiaries and netting them against one another for purposes of these calculations, outstanding at the Closing of any amounts owed to the Chinese Subsidiaries by Bank of America including accrued but unpaid interest, if any, thereon, shall, for purposes of Sections 1.2(b), 1.3(c), 1.3(e) and 1.5(a), be treated as Closing Date Cash.

(f)                                   With respect to the PLTA:

(i)                                     By the Closing Date, SPX shall cause all receivables or payables existing between SS Germany on the one hand and SPX Holding on the other hand under the PLTA relating to periods ending prior to the short financial year to be implemented as set forth in Section 4.4(f)(ii) to be paid or otherwise settled in the ordinary course of business and as required under the PLTA. In the event that for any reason a settlement could not be made, for purposes of Sections 1.2(b), 1.3(c), 1.3(e) and 1.5(a),

(A)                               any such receivables owed to SPX Holding by SS Germany under the PLTA relating to periods ending prior to the short financial year to be implemented as set forth in Section 4.4(f)(ii) which still may exist shall be treated as Closing Date Indebtedness and Purchaser shall cause SS Germany to transfer or otherwise settle such amounts to SPX Holding in return (Zug um Zug) for the settlement of any adjustment payments, as the case may be, owed to Purchaser by SPX according to Section 1.6; and

(B)                               any such payables owed by SPX Holding to SS Germany under the PLTA relating to periods ending prior to the short financial year to be implemented as set forth in Section 4.4(f)(ii) which still may exist shall be treated as Closing Date Cash and SPX shall cause SPX Holding to transfer or otherwise settle such amount to SS Germany in return (Zug um Zug) for the settlement of any adjustment payments, as the case may be, owed to the SPX by Purchaser according to Section 1.6.

(ii)                                  By the Closing Date, SPX shall cause (A) SS Germany to implement a short financial year ending on the day immediately preceding the Closing Date, including obtaining all required approvals from the Tax authority and registrations with the commercial register, (B) SS Germany and SPX Holding to execute a termination agreement to terminate the PLTA as at the day immediately preceding the Closing Date and (C) SS Germany and SPX Holding to agree that profit transfer claims under the PLTA relating to periods prior to the Closing Date can be settled in lieu of performance (Leistung an Erfüllungs statt) by transferring claims of SS Germany or an Affiliate of SS Germany against SPX Holding or an Affiliate of SPX Holding, and that loss compensation claims under the PLTA relating to periods prior to Closing can be settled in lieu of performance (Leistung an Erfüllungs statt) by transferring claims of SPX Holding or an Affiliate of SPX Holding against SS Germany or an Affiliate of SS Germany to Purchaser.

(iii)                               Within 75 calendar days after the Closing Date, SPX shall, and Purchaser shall, cause SS Germany to provide reasonable assistance to SPX to, prepare and furnish to Purchaser financial statements of SS Germany as of the day immediately preceding the Closing Date and for the period then ended in accordance with German generally accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung) as provided for in the German Commercial Code (the “SS Germany Financial Statements”).  The amount of the profit shown in the SS Germany Financial Statements, as the case may be, of SS Germany which is according to Sec. 301 Stock Corporation Act decisive for SPX Holding’s claims under the PLTA to receive SS Germany’s profits as of the Closing Date (Gewinnabführungsanspruch) shall be the “Profit Amount”.  The amount of the loss shown in the SS Germany Financial Statements which is according to Sec. 302 Stock Corporation Act decisive for SPX Holding’s obligation under the PLTA to cover SS Germany’s losses as of the Closing Date (Verlustausgleichsanspruch) shall be the “Loss Amount.”

(iv)                              Any dispute between SPX and Purchaser concerning the preparation of the SS Germany Financial Statements and the calculation of the Profit Amount or the Loss Amount, as applicable, shall be resolved accordingly pursuant to the same procedure as is set forth in Section 1.5 with reference to disputes concerning the Closing Date Statements.

(v)                                 Within ten days after the SS Germany Financial Statements (and the resulting Profit Amount or the Loss Amount) have been finally determined, Purchaser shall arrange for the approval of the SS Germany Financial Statements at a shareholders’ meeting of SS Germany. Within three days after such approval:

(A)                               If the SS Germany Financial Statements result in a Profit Amount, then Purchaser shall cause SS Germany to transfer or otherwise settle such amount to SPX Holding in return (Zug um Zug) for the settlement of any adjustment payments, as the case may be, owed to Purchaser by SPX according to Section 1.6. For purposes of Sections 1.2(b), 1.3(c), 1.3(e) and 1.5(a) the Profit Amount shall be treated as Closing Date Indebtedness.

(B)                               If the SS Germany Financial Statements result in a Loss Amount, then SPX shall cause SPX Holding to transfer or otherwise settle such amount to SS Germany in return (Zug um Zug) for the settlement of any adjustment payments, as the case may be, owed to SPX by Purchaser according to Section 1.6. For purposes of Sections 1.2(b), 1.3(c), 1.3(e) and 1.5(a) the Loss Amount shall be treated as Closing Date Cash.

(vi)                              In the event that the PLTA shall not have been terminated in a legally effective manner with effect as of the Closing Date, the parties agree to put each other in such position as though the PLTA had been terminated with effect as of the Closing Date in a way that does not prejudice the factual execution of the PLTA during its entire existence as required for the validity of the tax pool.

(vii)                           The parties acknowledge that the PLTA shall be carried out for the years for which it has been in existence to the extent required to safeguard the validity of the income tax pools for these years. Should any additional payments for previous periods become due and payable which have not been taken into account as Closing Date Indebtedness or, as the case may be, Closing Date Cash, payments to be made by SS Germany shall reduce the Cash Purchase Price and payments to be made by SPX Holding shall increase the Cash Purchase Price accordingly.

(viii)                        All tax allocation agreements (Steuerumlageverträge) between SPX Holding and SS Germany shall be terminated at the Closing Date.

(g)                                  SPX shall use its reasonable best efforts to obtain at or before the Closing the written release and waiver from all appropriate Persons of (i) any guarantees granted by any of the Members of the Service Solutions Group in respect of any Indebtedness or other obligations of SPX and its Subsidiaries under the SPX Credit Agreement, and (ii) any and all Encumbrances on the Service Solutions Business, the SS Operating Company Interests, the Launch Shares or the Acquired Assets granted under the SPX Credit Agreement.

(h)                                 Purchaser understands and agrees that it will need to make its own arrangements with Bank Mendes Gans and Bank of America following the Closing.

4.5.                            Non-Competition; Non-Solicitation.

(a)                                 SPX agrees that, until the third anniversary of the Closing Date (the “Non-Competition Period”) SPX shall not, and shall cause each of its Subsidiaries not to, conduct or be engaged in or have a greater than 5% ownership interest in a business or Person that develops, manufactures, sells or distributes products or performs services in competition with the Service Solutions Business as such business is conducted as of the Closing Date (a

“Competing Business”); provided, however, that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, SPX and its Subsidiaries from (x) conducting their respective businesses (other than the Service Solutions Business) as conducted as of the Closing Date or (y) acquiring, owning and operating any Person which conducts a diversified business that includes a Competing Business if (A) in the calendar year prior to such acquisition, the consolidated revenues of such Person from its Competing Business did not constitute more than 15% of the total consolidated revenues of such Person, or (B) SPX within 18 months after such acquisition, commences a process to dispose of that portion of the business of such Person as constitutes a Competing Business; provided further, that Purchaser acknowledges and agrees that the hydraulic tool business of SPX and its Subsidiaries is not a Competing Business.

(b)                                 SPX agrees that, until the second anniversary of the Closing Date (the “Non-Solicitation Period”), SPX shall not, and shall not permit any of its Subsidiaries to, hire or solicit any key employee of the Service Solutions Business or encourage any such employee to leave such employment, so long as he or she is employed by the Service Solutions Business; provided that the restrictions set forth in this Section 4.5(b)  shall not apply to any (i) general solicitation for employees or use of employment agencies or search firms not specifically directed by SPX or its Subsidiary at any such employees, or to the hiring as a result of such solicitation or use, or (ii) solicitation or hiring of any such employee following his or her termination of employment by the Service Solutions Business or (in the case of an employee whose employment was not terminated by the Service Solutions Business) following 180 days after his or her ceasing to be employed by the Service Solutions Business.

(c)                                  The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 4.5 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(d)                                 The provisions of this Section 4.5 shall cease to apply and the Non-Competition Period and Non-Solicitation Period shall terminate, (i) as to SPX, upon the occurrence of a Change of Control of SPX, and (ii) as to any Subsidiary of SPX, upon its ceasing to be a Subsidiary of SPX.

4.6.                            Insurance Claims.  To the extent there is a loss or casualty in respect of the Service Solutions Business between the date hereof and the Closing Date and there may exist any Insurance Policies owned by SPX that are not Service Solutions Insurance Policies but that may cover such loss or casualty,  SPX shall file, or cause to be filed, a claim for the amount of such loss or casualty under such Insurance Policies, and any proceeds received by SPX, net of any expenses incurred in collecting the proceeds and net of any retrospective premiums, deductibles or retentions, in respect of such claim shall be for the benefit of the Members of the Service Solutions Group and remitted by SPX to the applicable Member of the Service Solutions Group.  The right to enforce the foregoing sentence against SPX shall be the only rights Purchaser shall have with respect to any Insurance Policies owned by SPX, and Purchaser shall not, and shall cause its Affiliates, including the Members of the Service Solutions Group, not to, assert by way of claim, proceeding or otherwise, any right to any Insurance Policies or any benefit thereunder.  SPX shall retain all right, title and interest under all Insurance Policies that are not the Service Solutions Insurance Policies.

4.7.                            China Agreements.  The parties agree that, at or prior to the Closing, SPX and Purchaser shall take the actions set forth in Exhibit 7.

4.8.                            Further Assurances.  At any time after the Closing Date, SPX shall, at Purchaser’s expense and without incurring any legal liability beyond that provided for in this Agreement, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Purchaser and necessary for Purchaser to satisfy its obligations hereunder or obtain the benefits contemplated hereby.  In the event that, following the Closing, it is determined that any Member of the SPX Group held assets related exclusively to the Service Solutions Business at the Closing and such assets were not properly transferred to Purchaser or its designated Affiliate, then such assets, if still owned at the time by SPX or one of its Subsidiaries, shall be transferred to Purchaser or its designated Affiliate for nominal consideration as soon as practicable after the parties become aware of such ownership.

ARTICLE V

Covenants of Purchaser

Purchaser hereby covenants and agrees with SPX:

5.1.                            Preservation of Books and Records.

(a)                                 For a period of nine years from the Closing Date:

(i)                                     Purchaser shall not, and shall cause its Affiliates not to, dispose of or destroy any of the books and records of the Service Solutions Business relating to periods prior to the Closing Date (“Books and Records”) without first offering to turn over possession thereof to SPX by written notice to SPX at least 30 days prior to the proposed date of such disposition or destruction.

(ii)                                  Purchaser shall allow SPX and its Representatives access to all Books and Records on reasonable notice and at reasonable times at Purchaser’s principal place of business or at any location where any Books and Records are stored, and SPX shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Purchaser’s business.

(iii)                               Purchaser shall make available to SPX upon written request (A) personnel of Purchaser and its Affiliates to assist SPX in locating and obtaining any Books and Records, and (B) any of such personnel whose assistance or participation is reasonably required by SPX or any of its Affiliates in anticipation of or preparation for, or for depositions or testimony in, existing or future Action or other matters in which SPX or any of its Affiliates is involved.  SPX shall reimburse Purchaser for the reasonable out-of-pocket expenses incurred by it in performing the covenants contained in this Section 5.1(a).

(b)                                 The period referred to in Section 5.1(a) shall be extended in the event that any Action or investigation has been commenced or is pending or threatened at the termination of such period and such extension shall continue until any such Action or investigation has been settled through judgment or otherwise or is no longer pending or threatened.

5.2.                            Performance Bonds and Guarantees.

(a)                                 Subject to Section 5.2(b), at the Closing, Purchaser shall deliver to SPX replacement (or, to the extent the beneficiary thereof will not permit replacement, back-up) performance bonds, surety bonds, bank guarantees, letters of credit and/or corporate guarantees (“Guarantees”), in an aggregate principal amount and with terms and from banks or other financial institutions or surety companies (or in the case of corporate guarantees, Purchaser or one of its Affiliates), in each case reasonably satisfactory to SPX, to replace (or, to the extent required, as described above, to collateralize) any Guarantees given by any Service Solutions Company in respect of the Service Solutions Business (in each case, or portions thereof) remaining outstanding on the Closing Date with respect to which any Member of the SPX Group will have any liability after the Closing.  Not later than 15 days prior to the Closing, SPX shall preliminarily advise Purchaser, and not later than five Business Days prior to the Closing, SPX shall advise Purchaser, in writing of the Guarantees to be replaced or collateralized pursuant to this Section 5.2.

(b)                                 To the extent any Guarantees required to be replaced or collateralized in accordance with Section 5.2(a) were not included in the written notice to Purchaser, Purchaser shall use its reasonable best efforts to replace or collateralize any such Guarantees as promptly as practicable following notification of the existence of any such Guarantees.

5.3.                            CERCLA Waiver.  Purchaser, on its own behalf and on behalf of its existing and future Affiliates, including each Member of the Services Solutions Group, hereby waives any right to seek contribution or other recovery from SPX or any of SPX’s Affiliates that Purchaser or any such Affiliate may now or in the future ever have under any Environmental Law, including, without limitation, 42 U.S.C. §§ 9607 and 9613(f) of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), and similar provisions under any other U.S. or foreign Environmental Law, as such Laws were in the past or are currently in effect, or may in the future be enacted or be in effect.  Purchaser, on its own behalf and on behalf of its existing and future Affiliates, including each Member of the Services Solutions Group, hereby further unconditionally releases SPX and SPX’s Affiliates from any and all claims, demands and causes of action that Purchaser or any such Affiliate may now or in the future ever have against SPX or any of SPX’s Affiliates for recovery under CERCLA or under any other U.S. or foreign Environmental Law as such Laws were in the past or are currently in effect, or may in the future be enacted or be in effect.

5.4.                            Further Assurances.  At any time after the Closing Date, Purchaser shall, at SPX’s expense and without incurring any legal liability beyond that provided for in this Agreement, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by SPX and necessary for SPX to satisfy its obligations hereunder or obtain the benefits contemplated hereby. In the event that, following the Closing, it is determined that any Member of the Service Solutions Group held assets at the Closing that were not related exclusively to the Service Solutions Business, then such assets, if still owned at the time by the Member of the Service Solutions Group, shall be transferred to SPX or its designated Affiliate for nominal consideration as soon as practicable after the parties become aware of such ownership.

ARTICLE VI

Mutual Covenants

6.1.                            Cooperation.

(a)                                 From the date hereof until the Closing, Purchaser and SPX shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b)                                 In furtherance of and not in limitation of the foregoing, each of Purchaser and SPX shall make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any applicable filings under any foreign antitrust or competition Laws with respect to the transactions contemplated hereby as promptly as practicable and in any event, in the case of the filing under the HSR Act, within ten Business Days of the date hereof (and such initial filings from Purchaser and SPX shall request early termination of any applicable waiting period under the HSR Act or any antitrust or competition Laws). Purchaser shall make an appropriate filing with CADE in Brazil within 15 Business Days of the date hereof and an appropriate filing with the European Commission under Article 4 of the European Merger Regulation as promptly as practicable, such filing not to be withdrawn by Purchaser without the prior written consent of SPX.  Each of Purchaser and SPX agrees to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any foreign antitrust or competition Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or foreign antitrust or competition Laws as soon as practicable.  Notwithstanding anything herein to the contrary, Purchaser shall take any and all action reasonably necessary to avoid or eliminate each and every impediment or resolve any objection, if any, that may be asserted with respect to the transactions contemplated hereby under any antitrust or competition Law so as to enable the parties to close the transactions contemplated hereby as promptly as practicable, including but not limited to (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, license, divestiture or disposition of, any assets, categories of assets, properties, product lines, services or businesses of the Service Solutions Business or any Member of the Service Solutions Group or Purchaser or its Subsidiaries; (ii) otherwise taking or committing to take actions that after the Closing Date would limit Purchaser’s freedom of action with respect to, or its ability to retain, one or more of the assets, categories of assets, properties, product lines, services or businesses of the Service Solutions Business or any Member of the Service Solutions Group or Purchaser or its Subsidiaries, (iii) terminating existing relationships, contractual rights or obligations of any Member of the Service Solutions Group or Purchaser or its Subsidiaries; (iv) terminating any venture or other arrangement; (v) creating any relationship, contractual rights or obligations of the Service Solutions Business or any Member of the Service Solutions Group or Purchaser or its Subsidiaries; or (vi) effectuating any other change or restructuring of the Members of the Service Solutions Group or Purchaser or its Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an Order or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to any Member of the Service Solutions Group or its businesses or assets, by consenting to such Action by any Member of the Service Solutions Group or Purchaser or its Subsidiaries, provided that any such Action may, at the discretion of SPX, be conditioned upon consummation of the transactions contemplated by this Agreement) (each, a “Divestiture Action”) to ensure that no Governmental Authority enters any Order or establishes any Law or takes any other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, and to ensure that no Governmental Authority fails to clear, authorize or otherwise approve the consummation of the transactions contemplated by this Agreement, and to do so prior to the Termination Date; provided, however, that in no event shall Purchaser be required to or agree to sell or divest any assets or operations of the Service Solutions Business that would result in a Burdensome Condition.  In the event that any Action is threatened or instituted challenging the transactions contemplated by this Agreement as violative of the HSR Act or other applicable Law, Purchaser shall take all action necessary, including but not limited to any Divestiture Action, to avoid or resolve such Action.  In the event that any permanent or preliminary injunction or other Order is entered or becomes reasonably foreseeable to be entered in any Action that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Purchaser shall take promptly any and all steps reasonably necessary to vacate, modify or suspend such injunction or other Order so as to permit such consummation prior to the Termination Date. In addition, Purchaser shall defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any Order (whether temporary, preliminary or permanent) that would restrain, prevent, or delay the Closing prior to the consummation of the transactions contemplated hereby, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action.

(c)                                  Without limiting the generality of Sections 6.1(a) and 6.1(b), the parties agree, subject to applicable Laws, to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any Action by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any other Governmental Authority or, in connection with any Action by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or other Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

6.2.                            Publicity.  Neither SPX nor Purchaser shall issue any press release or public announcement concerning this Agreement, the Ancillary Agreements or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of SPX or Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which SPX or Purchaser lists securities, provided that, if disclosure is required by applicable Law or stock exchange rules, the party intending to make such release shall use its reasonable best efforts consistent with such applicable Law to consult with the other party in advance of release with respect to the text thereof.

6.3.                            Use of Name.

(a)                                 Except as specifically set forth herein, following the Closing Purchaser shall not, and shall cause the Members of the Service Solutions Group not to, operate the Service Solutions Business utilizing, based on or taking advantage of the name of SPX or the name of any other Member of the SPX Group; provided, however, that the Members of the Service Solutions Group may use packaging, advertising, sales and promotional materials on hand or on order at the Closing Date and bearing the corporate name or consumer information telephone number of any of the Members of the SPX Group in connection with the marketing and sale of products of the Service Solutions Business until the date that is the first anniversary of the Closing Date, or such shorter period if limited by the requirements of any Law or if new product labeling and/or packaging is printed within such nine month time period.  Purchaser and the Members of the Service Solutions Group shall maintain quality standards for products of the Service Solutions Business at least equal to those maintained by the Members of the SPX Group on the Closing Date for so long as any of Purchaser or the Members of the Service Solutions Group continues to use any packaging, advertising, sales or promotional materials bearing the corporate name or consumer information telephone number of any of the Members of the SPX Group, and shall indemnify the Members of the SPX Group from all Damages incurred or suffered by any of them by reason of the use by the Members of the Service Solutions Group of the SPX name or otherwise availing themselves of the rights granted in this Section 6.3.  Notwithstanding anything to the contrary herein, promptly after the Closing Date, Purchaser shall cause each of its Affiliates to make all filings with the appropriate Governmental Authorities to effectuate said name changes.

(b)                                 Within 60 days after the Closing, SPX shall cause each Member of the SPX Group to cease to use the names “Service Solutions” or any derivatives thereof.

6.4.                            Taxes.

(a)                                 SPX shall prepare, or shall cause to be prepared, and Purchaser shall file, or cause to be filed, all Pre-Closing Tax Returns with respect to Income Taxes for SS US, SS Germany, SS Australia, SS Japan and SS UK that are required to be filed after the Closing Date.  SPX shall provide a draft of each such Tax Return to Purchaser for its review and comment, in the case of annual filings (including short period taxable year filings), at least 30 days prior to the date on which such Tax Return is to be filed (but in no event earlier than five days after the Closing Date).  SPX shall consider in good faith all reasonable comments of Purchaser to each such Tax Return, provided that such comments are consistent with Section 6.4(d).  In the event that the parties cannot agree on the content of any such Tax Return, after good faith negotiation, by the due date (taking into account extensions) of such Tax Return, Purchaser shall file or cause to be filed such Tax Return in a manner consistent with Section 6.4(d).  Purchaser shall prepare and file, or cause to be prepared and filed, all other Pre-Closing Tax Returns and Tax Returns for the Members of the Service Solutions Group for Straddle Periods (“Straddle Tax Returns”).  Purchaser shall also prepare or cause to be prepared a Pre-Closing Straddle Schedule (corresponding to each Straddle Tax Return prepared pursuant to this Section 6.4(a)), and shall permit SPX to review and comment on such Pre-Closing Straddle Schedule.  Each Pre-Closing Straddle Schedule shall be prepared consistent with the allocation provisions of Section 6.4(i).  If

SPX or Purchaser, as applicable, disputes in whole or in part any Pre-Closing Tax Return, Straddle Tax Return and/or Pre-Closing Straddle Schedule provided to it pursuant to this Section 6.4(a) (each, a “Section 6.4(a) Deliverable”), then within 15 days after SPX’s or Purchaser’s receipt of such Section 6.4(a) Deliverable, as applicable, such recipient shall provide written notice to the other party of such dispute, setting forth in reasonable detail the particular items of any such dispute. In the event that such notice is not provided within such 15 day period, SPX or Purchaser, as applicable, shall be deemed to have accepted in full such Section 6.4(a) Deliverable as provided by the other party, and such Section 6.4(a) Deliverable shall be final, binding and conclusive for purposes of Section 6.4(b).  If such notice is provided within such 15 day period, all items on the applicable Section 6.4(a) Deliverable (other than those items set forth therein as being in dispute) shall be final, binding and conclusive for purposes of Section 6.4(b).  In the event such notice is timely provided, SPX and Purchaser shall use reasonable best efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disputed items. Any such items that are no longer in dispute between SPX and Purchaser at the end of such period shall be final, binding and conclusive in the manner such items are resolved for purposes of Section 6.4(b).  If, at the end of such period, SPX and Purchaser are unable to resolve any disputed items, then such disputed items shall be referred to the Independent Accountant.  The resolution by the Independent Accountant of any dispute pursuant to this Section 6.4(a) shall be final and binding on the parties for purposes of Section 6.4(b).  In resolving such dispute the Independent Accountant shall not make any resolution, unless otherwise agreed to by the parties, which is inconsistent with Section 6.4(d).  Upon the resolution of such dispute, if the Independent Accountant determines that changes to any Tax Return that has been filed should be made, Purchaser shall file (to the extent permitted by applicable Law) an amended Tax Return and any refunds received by the applicable Member of the Service Solutions Group with respect to such amended Tax Return shall be allocated to the parties that paid such overpayments of Tax in proportion to their respective overpayments of Tax on the originally filed Tax Return.

(b)                                 Purchaser shall pay or cause to be paid all unpaid Taxes shown as due and owing by the applicable Member of the Service Solutions Group on the Pre-Closing Tax Returns and Straddle Tax Returns filed pursuant to Section 6.4(a).  If (i) the amount of Pre-Closing Taxes shown as due and owing on any Pre-Closing Tax Return or (ii) the amount of Pre-Closing Taxes shown as due and owing on any Pre-Closing Straddle Schedule exceeds the accrual for such Taxes reflected as a liability in the Closing Date Working Capital (net of any prior payments made of Taxes that were chargeable against such accruals) (such excess amount with respect to any such Tax Return, an “Unpaid Taxes Shortfall”), then, no later than five Business Days after the filing of the relevant Tax Return, SPX shall promptly pay to Purchaser an amount equal to the applicable Unpaid Taxes Shortfall. If (i) the amount of Pre-Closing Taxes shown as due and owing on any Pre-Closing Tax Return or (ii) the amount of Pre-Closing Taxes shown as due and owing on any Pre-Closing Straddle Schedule is less than the applicable accrual for such Taxes reflected as a liability in the Closing Date Working Capital (net of any prior payments made of Taxes that were chargeable against such accruals), then, no later than five Business Days after the filing of the relevant Tax Return, Purchaser shall promptly pay to SPX an amount equal to such excess.  If, at the time of filing of the applicable Tax Return, there remain items that are being disputed pursuant to Section 6.4(a), then an amount equal to the amount of the applicable Unpaid Taxes Shortfall or excess in dispute shall not be paid by SPX or Purchaser, respectively, to the other party at such time, but within ten Business Days following resolution of the dispute in accordance with Section 6.4(a), an amount equal to the applicable remaining Unpaid Taxes Shortfall or excess, as finally determined, shall be paid by SPX or Purchaser, as the case may be, to the other party.  Solely for purposes of Section 6.4(b) hereof, the terms “Pre-Closing Tax

Return” and “Straddle Tax Return” shall also include a Tax Assessment Notice, the payment of the Tax covered by such Tax Assessment Notice shall be treated as the filing of a Tax Return, and any Pre-Closing Straddle Schedule with respect to any such Tax Assessment Notice shall be determined in accordance with Section 6.4(i).  Furthermore, any property Taxes imposed on the Acquired Assets for a taxable period beginning on or before and ending after the Closing Date shall be allocated between Purchaser and SPX in a manner similar to that set forth in Section 6.4(i)(ii).

(c)                                  SPX shall be entitled to retain, or receive prompt payment from Purchaser of an amount equal to (as applicable), (i) any Income Tax refunds of any Member of the Service Solutions Group for Pre-Closing Tax Periods (including refunds arising by reason of amended returns filed after the Closing Date) that are received by Purchaser, its Affiliates, or any Member of the SPX Group or (ii) any credits against Taxes in lieu of refunds described in clause (i) of this sentence (plus any interest thereon received with respect thereto from the applicable taxing authority).  Purchaser shall be entitled to the benefit of any other refund or credit of Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to the Members of the Service Solutions Group.  Purchaser shall also be entitled to retain any Tax refunds to the extent (x) Purchaser identifies a potential claim for refund that is communicated to SPX, (y) SPX declines to pursue such refund claim, and (z) SPX consents in writing, in its sole discretion, to Purchaser filing such claim for refund.

(d)                                 All Pre-Closing Tax Returns and the applicable portion of each Straddle Tax Return relating to taxable periods (or portions thereof) ending on the Closing Date with respect to a Member of the Services Solutions Group shall be prepared pursuant to this Section 6.4 consistent with the most recent prior practice of such Member, except as required by applicable Law or where there is no prior practice with respect to an applicable Tax item.

(e)                                  Any dispute among the parties involving Taxes arising under this Agreement shall be resolved as follows: (i) the parties will in good faith attempt to negotiate a prompt resolution of the dispute; (ii) if the parties are unable to negotiate a resolution of the dispute within 30 days (or such longer period as they may mutually agree), the dispute will be submitted to the Independent Accountant; (iii) the Independent Accountant shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax Law and the provisions of this Agreement, within 30 days after the parties have submitted the dispute to the Independent Accountant, whose decision shall be final, conclusive and binding on the parties, absent fraud or manifest error; (iv) any payment to be made as a result of the resolution of a dispute shall be made, and any other action taken as a result of the resolution of a dispute shall be taken, on or before the fifth Business Day following the date on which the dispute is resolved (except that if the resolution requires the filing of an amended Tax Return, such amended Tax Return shall be filed within 30 Business Days following the date on which the dispute is resolved); and (v) the fees and expenses of the Independent Accountant shall be allocated between Purchaser, on the one hand, and SPX, on the other hand, in such manner that Purchaser shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of all disputed items that are resolved by the Independent Accountant in a manner further from the position submitted to the Independent Accountant by Purchaser and closer to the position submitted to the Independent Accountant by SPX, and the denominator of which is the total aggregate dollar value of the disputed items so submitted, and SPX shall be responsible for the remainder of such fees and expenses.

(f)

(i)                                     Purchaser and SPX agree to reasonably cooperate with respect to any opportunity identified by either Purchaser or SPX to reduce any Tax imposed on the Service Solutions Business, whether arising before or after the Closing.  Such reasonable cooperation shall not require either party to incur any expense (other than a de minimis expense), or in its sole judgment suffer any  Tax cost or other adverse actual or potential effect, as a result of such cooperation.  Purchaser and SPX further agree to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(ii)                                  30 days prior to the Closing, Purchaser will provide to SPX a schedule reflecting a listing of Tax Returns that may be required to be filed with respect to such Members of the Service Solutions Group as Purchaser shall determine.  SPX will review such schedule, and return such schedule to Purchaser, at or prior to Closing, indicating thereon (by checking yes or no), to the best of SPX’s knowledge and based on SPX’s prior practice, the material Tax Returns that are reflected on such schedule that are required to be filed by such Members of the Service Solutions Group.

(iii)                               Purchaser and the SPX Sellers shall cooperate fully with each other, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any Tax Contest, including the provision of transfer pricing data.  Purchaser and the SPX Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Service Solutions Business or any of the Acquired Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or any of the SPX Sellers, any extensions of the statute of limitations) of the respective taxable periods, to abide by all record retention agreements entered into with any Governmental Authority, and to provide records and information which are reasonably relevant to any such Tax Contest and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, (B) to give the other parties hereto reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if any of the other parties so requests, Purchaser or the SPX Sellers, as the case may be, shall allow such other party to take possession of such books and records, and (C) to provide reasonable access to each party’s outside legal and accounting advisors with respect to any such Tax proceedings.  The obligations contained in this paragraph (f) shall be in addition to and not in lieu of the obligations contained in Section 5.1.

(g)                                  Purchaser covenants that without obtaining the prior written consent of SPX it will not, and will not cause or permit any Member of the Service Solutions Group or any other Affiliate of Purchaser, to (i) take any action on the Closing Date other than in the ordinary course of business or as specifically contemplated by this Agreement that could reasonably be expected to give rise to any Tax Liability of SPX or any Member of the Service Solutions Group or any indemnification obligation of SPX, (ii) make an election under Section 338(g) of the Code with respect to the transactions contemplated hereby other than as provided in Section 6.4(h) or (iii) unless required to do so by an applicable taxing authority, amend any Pre-Closing Tax Return or Straddle Tax Return of any Member of the Service Solutions Group.

(h)                                 Purchaser shall make a valid timely election under Section 338(g) of the Code with respect to its acquisition pursuant to this Agreement of SS UK and each of its Subsidiaries that is treated as a corporation for federal income tax purposes at the time of the Closing. Purchaser shall provide a copy of such election to SPX no later than ten days following the filing of such election.

(i)                                     In the case of any taxable period of a Member of the Service Solutions Group that begins on or before and ends after the Closing Date (a “Straddle Period”):

(i)                                     Any gross receipts, Income Taxes, sales or similar Taxes that are payable with respect to a Straddle Period shall be allocated between the Pre-Closing Tax Period and the portion of such taxable period beginning after the Closing on the basis of a deemed closing at the end of the Closing Date of the books and records of the applicable Member.

(ii)                                  In the case of any Taxes (other than gross receipts, Income Taxes, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the applicable Pre-Closing Tax Period shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as (i) occurring on or prior to the Closing Date (in which case SPX shall be responsible for any Taxes related thereto and Purchaser shall be entitled to reimbursement for such Taxes or (ii) occurring after the Closing Date (in which case, Purchaser shall be responsible for any Taxes related thereto).

6.5.                            Worker’s Compensation Protocol.  Prior to Closing, the parties will establish a written protocol addressing matters relating to the processing, management, defense and payment of workers compensation claims that are included in the Assumed Liabilities.

6.6.                            Transition Services Agreement.  Promptly following the date hereof, SPX and Purchaser will negotiate in good faith the terms of a Transition Services Agreement to be entered into by the appropriate Members of the SPX Group and the appropriate Members of the Service Solutions Group at or prior to the Closing, which (i) will require the appropriate Members of the SPX Group and the appropriate Members of the Service Solutions Group to provide to each other the transition services as set forth therein for the time periods set forth therein and (ii) will contain pricing terms for such services that are mutually acceptable to SPX and Purchaser or are otherwise determined as set forth herein (the “Transition Services Agreement”).  In the event SPX and Purchaser are unable to agree on any provision of the Transition Services Agreement within 45 days from the date hereof (or such later date as SPX and Purchaser may agree), the dispute may be submitted by either SPX or Purchaser for arbitration to be held in Charlotte, North Carolina.  The arbitration shall be held in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the determination of the arbitrator shall be final and binding upon SPX and Purchaser and shall not be appealable.  SPX and Purchaser agree that any dispute concerning the charge for services to be provided under the Transition Services Agreement will be handled as an expedited arbitration under the Commercial Rules of the American Arbitration Association.  The fees and expenses of the arbitrator shall be allocated between SPX, on the one hand, and Purchaser, on the other hand, in such manner that Purchaser shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of all disputed items that are resolved by the arbitrator in a manner further from the position submitted to the arbitrator by Purchaser and closer to the position submitted to the arbitrator by SPX, and the denominator of which is the total aggregate dollar value of the disputed items so submitted, and SPX shall be responsible for the remainder of such fees and expenses. It is agreed that execution and delivery of a Transition Services Agreement by the parties shall not be a condition to the Closing, and the sole remedy of the parties hereto shall be to compel arbitration of the disputed issues as set forth in this Section 6.6.

6.7.                            Cross-License.  Promptly following the date hereof, SPX and Purchaser shall negotiate in good faith appropriate and reasonable supply and services arrangements and royalty free cross-licensing agreements in order to allow SPX Hydraulic Technologies and the Service Solutions Business to continue the conduct of their respective businesses as currently conducted and to permit the continued use by each such entity of Intellectual Property owned by the other entity in the manner and to the extent used by such entity as of the Closing.

ARTICLE VII

Conditions to Purchaser’s Obligations

The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Closing Date of all of the following conditions:

7.1.                            Covenants of SPX.  SPX shall have complied in all material respects with its agreements and covenants contained herein to be complied with on or prior to the Closing Date.

7.2.                            Representations and Warranties of SPX.  The representations and warranties of SPX set forth in Article II hereof which are modified by Material Adverse Effect shall be true and correct as of the Effective Date as though made as of the Effective Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Effective Date to be true and correct as of such specific date).  The representations and warranties of SPX contained in Article II hereof which are not modified by Material Adverse Effect shall be true and correct as of the Effective Date as though made as of the Effective Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Effective Date to be true and correct as of such specific date), except to the extent that the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

7.3.                            SPX’s Certificate.  Purchaser shall have received a certificate of SPX, executed by a Vice President of SPX, dated as of the Effective Date, certifying as to the fulfillment of the conditions set forth in Sections 7.1 and 7.2 hereof.

7.4.                            HSR Approvals.  The waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

7.5.                            Other Governmental Approvals.  All Governmental Approvals set forth in Exhibit 8 shall have been obtained.

7.6.                            No Order.  There shall not be any Order in effect (other than an Order that relates exclusively to SPX South Korea, SPX India, SS China or the Launch Shares) that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the transactions contemplated hereby.

7.7.                            Third Party Consents.  The approvals, consents and waivers that are listed on Exhibit 9 shall have been received, and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing.

7.8.                            Labor Compliance.  Except for any non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Service Solutions Companies shall have complied with all applicable Laws and Collective Bargaining Agreements relating to requirements to provide information to labor unions and perform consultation procedures that arise as a result of the sale of the Service Solutions Business and the other transactions contemplated by this Agreement (it being understood that in complying with this Section 7.8, SPX will be relying on, among other things, certain information and documents as may be furnished by Purchaser and on compliance by Purchaser of its obligations hereunder, including Section 1.7). In particular, with respect to SS France the condition  contained in this Section 7.8 shall be deemed satisfied if Completion of the Works Council Process was determined jointly by SPX and Purchaser pursuant to Section 1.7(b).

7.9.                            No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred and be continuing through the Effective Date any Material Adverse Effect.

ARTICLE VIII

Conditions to SPX’s Obligations

The obligation of SPX to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Closing Date of all of the following conditions:

8.1.                            Covenants of Purchaser.  Purchaser shall have complied in all material respects with its agreements and covenants contained herein to be complied with on or prior to the Closing Date.

8.2.                            Representations and Warranties of Purchaser.  The representations and warranties of Purchaser set forth in Article III hereof which are modified by Purchaser Material Adverse Effect shall be true and correct as of the Effective Date as though made as of the Effective Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Effective Date to be true and correct as of such specific date).  The representations and warranties of Purchaser contained in Article III hereof which are not modified by Purchaser Material Adverse Effect shall be true and correct as of the Effective Date as though made as of the Effective Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Effective Date to be true and correct as of such specific date), except to the extent that the failure to be so true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect.

8.3.                            Purchaser’s Certificate.  SPX shall have received a certificate of Purchaser, executed by a Vice President of Purchaser, dated as of the Effective Date, certifying as to the fulfillment of the conditions set forth in Sections 8.1 and 8.2 hereof.

8.4.                            HSR Approvals.  The waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated.

8.5.                            Other Governmental Approvals.  All Governmental Approvals set forth in Exhibit 8 shall have been obtained.

8.6.                            No Order.  There shall not be any Order in effect (other than an Order that relates exclusively to SPX South Korea, SPX India, SS China or the Launch Shares) that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the transactions contemplated hereby.

ARTICLE IX

Employment Matters

9.1.                            Post-Closing Benefits and Compensation.  Purchaser shall offer employment to all Business Employees who are not Service Solutions Group Employees, effective as of the Closing Date. For a period of at least one year following the Closing Date, Purchaser shall provide each non-union Business Employee who continues to be employed by either a Member of the Services Solutions Group, Purchaser or any of their respective Affiliates after the Closing Date (the “Continuing Non-Union Employees”) (a) base salary or wages, as applicable, and bonus opportunities that are no less favorable than were provided to them immediately prior to the Closing and (b) employee benefits that are comparable in the aggregate to those provided to them immediately prior to the Closing.  Notwithstanding the foregoing, Purchaser shall not be obligated to continue to employ any Business Employee for any specific period of time following the Closing Date, subject to applicable Law.

9.2.                            Severance.  Without limiting the scope of Section 9.1, for a period of at least one year following the Closing Date, Purchaser shall provide severance to Business Employees who are eligible under the SPX Separation Allowance Plan under the circumstances and at the levels set forth in the SPX Separation Allowance Plan, provided that no provision of the plan providing SPX and its domestic Subsidiaries with discretion to determine whether to pay severance or to reduce the amount of severance payable shall apply.

9.3.                            Service Credit.  For purposes of participation of Continuing Non-Union Employees in benefit plans of Purchaser or any of its Affiliates (including Members of the Service Solutions Group after the Closing) (each, a “Purchaser Benefit Plan”), each Continuing Non-Union Employee shall be credited with all years of service for which such Continuing Non-Union Employee was credited before the Closing Date under any comparable Benefit Plan (which credit shall apply for all purposes other than benefit accrual under any defined benefit pension plan), except to the extent such credit would result in a duplication of benefits for the same period of service.  In addition, and without limiting the generality of the foregoing: (a) each Continuing Non-Union Employee shall be immediately eligible to participate, without any waiting time, in Purchaser Benefit Plans to the extent that coverage under such plans replaces coverage under comparable Benefit Plans in which such Continuing Non-Union Employee participated, and (b) for purposes of each Purchaser Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Non-Union Employees, Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Benefit Plan to be waived for such Continuing Non-Union Employee and his or her covered dependents, and Purchaser shall cause any eligible expenses incurred by such Continuing Non-Union Employee and his or her covered dependents during the portion of the plan year of the Benefit Plan ending on the date such  Continuing Non-Union Employee’s participation in the corresponding Purchaser Benefit Plan begins to be taken into account under such Purchaser Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Non-Union Employee and his or her covered dependents for the applicable plan year under Purchaser Benefit Plan as if such amounts had been paid in accordance with such Purchaser Benefit Plan.

9.4.                            Vacation.  Purchaser shall (a) credit each of the Continuing Non-Union Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Continuing Non-Union Employee has accrued but not yet used as of the Closing Date under SPX’s or its Affiliates’ vacation and sick leave policies as in effect immediately prior to the Closing Date, and (b) allow each of the  Continuing Non-Union Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under SPX’s or its Affiliates’ vacation and sick leave policies as in effect immediately prior to the Closing Date.

9.5.                            Collective Bargaining Agreements.  Following the Closing, Purchaser shall cause the applicable Member of the Service Solutions Group or its applicable Affiliate to honor the terms and conditions of the Collective Bargaining Agreements, including, without limitation, terms and conditions relating to the compensation and benefits of Business Employees covered by such agreement.

9.6.                            Flexible Spending Accounts.  This Section 9.6 shall not apply if Continuing Non-Union Employees will be eligible to participate in Purchaser’s high deductible health plan with health savings account contributions.  As soon as practicable following the Closing and in accordance with Revenue Ruling 2002-32, SPX shall cause a portion of its flexible spending arrangements under its Code Section 125 cafeteria plan applicable to Business

Employees who are eligible under the cafeteria plan to be segregated into a separate component, and shall transfer all account balances and salary reduction elections for such Business Employees to a flexible spending arrangement of Purchaser, which Purchaser shall use reasonable best efforts to cause to be maintained for the duration of the plan year in which the Closing Date occurs.

9.7.                            401(k) Plan.  As soon as practicable following the Closing, Purchaser shall establish a defined contribution pension plan qualified under Section 401(k) of the Code that permits, or shall amend the terms of its existing such plan to permit, direct rollover of accounts of Business Employees who are eligible under the SPX 401(k) Plan, including direct rollover of outstanding loans associated with such accounts, to such plan. From the date hereof, Purchaser and SPX shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to effectuate the foregoing.

9.8.                            Section 75 Liability.

(a)                                 SPX shall, subject to Section 9.8(b), settle any claims by the Trustee in respect of any Section 75 Liability before, on or as soon as reasonably practicable after the Closing Date.  For the purpose of settling any Section 75 Liability, SPX may cause one or more of the Participating Employers to make such payment or payments to the Trustee as it sees fit and/or may cause one or more of the Participating Employers to enter into a Cessation Arrangement.

(b)                                 Purchaser shall provide or cause the provision of such assistance to SPX or the relevant Participating Employers as may be necessary or desirable to give effect to any Cessation Arrangement agreed by or on behalf of SPX with the Trustee.  Any reasonable costs incurred by Purchaser or any of its Affiliates in providing such assistance shall be reimbursed by or on behalf of SPX promptly on demand by Purchaser and upon delivery by Purchaser of reasonable documentation to substantiate such costs.

9.9.                            No Third Party Beneficiaries.  The provisions of this Article IX are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (a) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Business Employees prior to or following the Closing or (b) confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Article IX under or by reason of any provision of this Agreement.

ARTICLE X

Termination

10.1.                     Termination.  This Agreement may be terminated prior to the Effective Date:

(a)                                 by the mutual written consent of SPX and Purchaser;

(b)           by either Purchaser, on the one hand, or SPX, on the other hand, if the Effective Date shall not have occurred on or before July 31, 2012 (the “Initial Termination Date”; the Initial Termination Date as extended from time as set forth below, the “Termination Date”), provided, that, (i) if at any time prior to the Initial Termination Date (A) the DOJ or the FTC makes a request for additional information or documentary materials from either or both of SPX or Purchaser authorized by Section 7A(e) of the Clayton Act (commonly referred to as a “second request”) or (B) the European Commission opens a “Phase II” investigation pursuant to Article 6(1)(c) of the European Merger Regulation or refers the transactions contemplated by this Agreement in whole or in part to one or more national Governmental Authorities in the European Union pursuant to Article 9 of the European Merger Regulation or reaches a decision pursuant to Article 6(2) of the European Merger Regulation which prevents the Closing on or before July 31, 2012, then (x) Purchaser may, by written notice from time to time, extend the Termination Date but not beyond the earlier of November 30, 2012 and the fourth Business Day following the date on which the conditions set forth in Sections 7.4, 7.5, 8.4 and 8.5 shall have been satisfied; and (y) SPX may, by written notice from time to time, extend the Termination Date, but not beyond the later of January 31, 2013 or 10 calendar months following submission of an appropriate filing to the European Commission pursuant to Article 4 of the European Merger Regulation in respect of the transactions contemplated by this Agreement, or if earlier, the fourth Business Day following the date on which the conditions set forth in Sections 7.4, 7.5, 8.4 and 8.5 shall have been satisfied; and provided, further, that the right to terminate this Agreement under this Section 10.1(b) (and the right of either SPX or Purchaser to extend the Termination Date) shall not be available to a party if such party’s breach of a covenant or agreement contained herein has been the cause of or resulted in the failure of the Effective Date to occur on or before the Termination Date;

(c)           by Purchaser, upon five days prior written notice to SPX, if any of the conditions to the Closing set forth in Article VII, other than the condition set forth in Section 7.7, and other than any condition which relates exclusively to SPX India and/or SPX South Korea and/or SS China and/or the Launch Shares, shall have become incapable of fulfillment and shall not have been waived in writing by Purchaser; provided that Purchaser is not then in breach of its covenants and agreements contained herein;

(d)           by SPX, upon five days prior written notice to Purchaser, if any of the conditions to the Closing set forth in Article VIII, other than any condition which relates exclusively to SPX India, SPX South Korea, SS China and/or the Launch Shares, shall have become incapable of fulfillment and shall not have been waived in writing by SPX; provided that SPX is not then in breach of its covenants and agreements contained herein; or

(e)           by either Purchaser or SPX, upon written notice to the other, if there shall be in effect a final, non-appealable Order of a Governmental Authority of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby, other than any Order which relates exclusively to SPX India, SPX South Korea, SS China and/or the Launch Shares.

10.2.       Purchaser Termination Fee.

(a)           In the event that (i) this Agreement is terminated by either Purchaser or SPX (x) pursuant to Section 10.1(e), but only in connection with an Order with respect to the antitrust or competition Laws, or (y) pursuant to Section 10.1(b) and, at the time of such termination, any Material Antitrust Condition shall not have been satisfied, (ii) the issuance of such Order or the failure of any Material Antitrust Condition to be satisfied (as applicable) was not caused by a breach of Section 6.1 by SPX, and (iii) all other conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement set forth in Article VII have been satisfied or waived (or, in the case of those conditions that by their terms are to be satisfied at the Closing, would be capable of being satisfied if the Closing were to occur), then Purchaser shall pay to SPX or SPX’s designee, by wire transfer of immediately available funds to an account or accounts designated in writing by SPX, the Purchaser Termination Fee within two Business Days of termination.

(b)           Any Purchaser Termination Fee payable pursuant to Section 10.2(a), shall be paid as liquidated damages (and not as a penalty), it being agreed by the parties that the actual damages to SPX in such event are impractical to ascertain and the amount of Purchaser Termination Fee is a reasonable estimate thereof.  For the avoidance of doubt, if paid, the Purchaser Termination Fee shall be the sole and exclusive remedy available pursuant to this Agreement in respect of a termination of this Agreement in the circumstances specified in Section 10.2(a).

(c)           The parties acknowledge that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Purchaser nor SPX would have entered into this Agreement; accordingly, if Purchaser fails to promptly pay the Purchaser Termination Fee, then Purchaser shall, in accordance with Section 12.19, pay SPX’s reasonable costs and expenses of enforcing this Section 10.2, together with interest on the Purchaser Termination Fee at the Specified Rate from the date the Purchaser Termination Fee was required to have been paid until the date actually received by SPX.

10.3.       Effect on Obligations.  The penultimate sentence of Section 4.2, Section 6.2, Section 10.2, this Section 10.3, Article XII and the Confidentiality Agreement (collectively, the “Surviving Provisions”) shall survive any termination of this Agreement pursuant to Section 10.1.  Termination of this Agreement pursuant to Section 10.1 shall terminate all other rights and obligations of the parties hereunder and none of the parties shall have any liability hereunder other than pursuant to the Surviving Provisions; provided that no such termination or any other provision hereunder shall relieve any party from any liability for damages resulting from any breach of any covenant or agreement contained herein prior to such termination.

ARTICLE XI

Indemnification

11.1.       Indemnification.

(a)           If the Closing shall occur, SPX shall indemnify Purchaser, each Member of the Service Solutions Group and their respective Affiliates and Representatives (the “Purchaser Indemnified Parties”) and hold each such Person harmless from and against any losses, claims (whether or not meritorious), damages, liabilities, settlement amounts, penalties, costs and expenses, including reasonable attorneys’ fees and disbursements, court costs and other out-of-pocket expenses but not including internal management, administrative or overhead costs that the Indemnified Party may incur in connection with the administration, supervision or performance of actions required in response to a claim (collectively, “Damages”), that are incurred or suffered by any of them:

(i)            by reason of the breach or inaccuracy of the representations or warranties set forth in Article II;

(ii)           by reason of any breach of SPX’s covenants hereunder (x) contained in Section 4.1 hereof or (y) to be performed after the Closing; or

(iii)          in respect of the Excluded Liabilities (including any attempt, whether or not meritorious, by any third party to impose responsibility on any of the Purchaser Indemnified Parties for any Excluded Liabilities); provided, that no indemnification shall be provided for any claim of less than $250,000 with respect to Taxes arising out of or relating to the Service Solutions Business that is not a claim for Income Taxes.

(b)           If the Closing shall occur, Purchaser shall indemnify each Member of the SPX Group and their respective Affiliates and Representatives (the “SPX Indemnified Parties”) and hold each of them harmless from and against all Damages that are incurred or suffered by any of them:

(i)            by reason of the breach or inaccuracy of the representations or warranties set forth in Article III;

(ii)           by reason of any breach of Purchaser’s covenants hereunder to be performed after the Closing;

(iii)          in respect of the Assumed Liabilities (including any attempt, whether or not meritorious, by any third party to impose responsibility on any of the SPX Indemnified Parties for any Assumed Liabilities); or

(iv)          in respect of any claim of less than $250,000 with respect to Taxes arising out of or relating to the Service Solutions Business that is not a claim for Income Taxes.

(c)           The Purchaser Indemnified Parties or the SPX Indemnified Parties (each, in such capacity, an “Indemnified Party”) shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 11.2, so as to constitute a Valid Claim Notice.

(d)           Any claim for indemnification under this Article XI shall be limited to actual and direct Damages, and in no event shall any Indemnifying Party have any liability to any Indemnified Party for consequential, indirect or punitive Damages; provided, however, that such limitation shall not be construed to limit an Indemnified Party’s ability to recover under this Agreement any such Damages forming part of a Third Party Claim.

(e)           For the avoidance of doubt, for purposes of calculating the amount of any Damages under Section 11.1(a)(i) arising from any breaches of representations and warranties of SPX, other than with respect to the first sentence of Section 2.10, all qualifications as to materiality or Material Adverse Effect shall be disregarded.

(f)            SPX’s indemnification obligations under Section 11.1(a) shall be subject to the following limitations:

(i)            With respect to indemnification under Sections 11.1(a)(i), such obligation arising from a breach or inaccuracy of a representation or warranty shall terminate upon the expiration of the applicable survival period related to such representation or warranty set forth in Section 12.3 hereof, other than with respect to any claim for indemnification with respect to which a Valid Third Party Claim Notice or a Valid Other Claim Notice has been delivered prior to the expiration of such applicable survival period, in which event such obligation to indemnify shall survive until such claim has been finally resolved;

(ii)           There shall be no obligation to indemnify under Section 11.1(a)(i) unless the aggregate of all Damages for which SPX, but for this Section 11.1(f)(ii), would be liable exceeds on a cumulative basis an amount equal to $10,000,000 (the “Deductible”), and then only to the extent of such excess; provided that such limitation shall not apply to any breach of representations and warranties set forth in Section 2.23;

(iii)          There shall be no obligation to indemnify under Section 11.1(a)(i) for any claim where the Damages relating thereto are less than $250,000 (it being understood that such claims shall not be included or aggregated for purposes of calculating the Deductible) provided that such limitation shall not apply to any breach of representations and warranties set forth in Section 2.23 in respect of Income Taxes or to any breach of the representations and warranties set forth in Sections 2.1, 2.3, 2.4, 2.5 or 2.18, but shall apply to any breach of the representations and warranties set forth in Section 2.23 in respect of Taxes other than Income Taxes;

(iv)          There shall be no obligation to indemnify under Section 11.1(a)(i) for any amount that, when aggregated with all other amounts payable as a result of indemnification under Section 11.1(a) would be in excess of $187,500,000; provided, that such limitation shall not apply to any breach of the representations and warranties set forth in Sections 2.1, 2.3, 2.4, 2.5, 2.18 or 2.23;

(v)           In calculating any amounts payable by SPX pursuant to this Article XI in respect of any Damages incurred by a Purchaser Indemnified Party, SPX shall receive credit for (and the amount of Damages subject to indemnification pursuant to this Article XI shall be reduced by) (x) the amount of any reduction in current assets or increase in current liabilities reflected in the calculation of Final Closing Date Working Capital applicable to or resulting from such Damages, and (y) the amount of any reduction in current assets or increase in current liabilities sought by Purchaser to be reflected in the calculation of Final Closing Date Working Capital applicable to or resulting from such Damages but which were not so reflected by reason of SPX’s dispute of such reflection and the resolution of such dispute (including by agreement between SPX and Purchaser) in favor of SPX pursuant to Section 1.5.

(vi)          For purposes of Section 11.1(a), all Damages shall be reduced by (x) the amount of any insurance proceeds payable to Purchaser or any Purchaser Indemnified Party with respect to such Damages, (y) any indemnity, contribution or other similar payment payable to Purchaser or any Purchaser Indemnified Party with respect to such Damages, and (z) any Tax benefits available to Purchaser or any Purchaser Indemnified Party that are attributable to such Damages. If a Purchaser Indemnified Party receives proceeds from third parties, including insurance proceeds, in connection with Damages for which it has received indemnification hereunder, such Purchaser Indemnified Party shall promptly refund to the Indemnifying Party the amount of such proceeds when received, up to the amount of indemnification received hereunder.

(vii)         SPX shall have no obligation to indemnify any Purchaser Indemnified Party under Section 11.1 of this Agreement with respect to Damages arising under or relating to any Environmental Law to the extent such Damages are incurred as a result of any voluntary (A) intrusive investigation, sampling or testing by any Purchaser Indemnified Party, or (B) disclosure, report or other communication from or on behalf of any Purchaser Indemnified Party to any third party (each a “Voluntary Action”), in each case except where such intrusive investigation, sampling, testing, disclosure, report or other communication is (x) required by Environmental Law, or (y) a necessary immediate response to an emergency or threat to human health (it being understood that any intrusive investigation, sampling, testing, disclosure, report or other communication from or on behalf of any Purchaser Indemnified Party to any third party which is required by Environmental Law or is a necessary immediate response to an emergency or threat to human health is not a Voluntary Action). For the avoidance of doubt, SPX shall have no obligation to indemnify any Purchaser Indemnified Party with respect to Damages arising under or relating to any Environmental Law resulting from any construction or renovation activities performed by or on behalf of any Purchaser Indemnified Party on, at or under any of the Real Properties.

(viii)        All Remedial Action subject to indemnification by SPX under Section 11.1 shall be conducted in a Cost-Effective Manner.  “Cost-Effective Manner” shall mean the lowest cost measures permitted by Environmental Law and Governmental Authorities with appropriate jurisdiction with respect to any applicable Remedial Action, including non-residential or industrial cleanup standards, alternate cleanup standards, and engineering and institutional controls (including environmental easements and deed restrictions), provided that such measures, standards or controls do not unreasonably interfere with such Purchaser Indemnified Party’s ability to conduct the Service Solutions Business in substantially the manner conducted as of the Closing. With respect to any Remedial Action controlled by any Purchaser Indemnified Party subject to indemnification by SPX under Section 11.1, SPX shall have no indemnification obligation with respect to such Remedial Action to the extent such Purchaser Indemnified Party fails to conduct such Remedial Action in a Cost-Effective Manner.

(g)           All indemnity payments made pursuant to this Article XI or otherwise shall be treated for all Tax purposes as an adjustment to the Purchase Price, except as otherwise required by applicable Law.

(h)           In no event shall any Indemnified Party be entitled to double recovery hereunder.  In particular, in the event that any circumstances constitute a breach of more than one representation, warranty, covenant or agreement on the part of the Indemnifying Party, the

Indemnified Parties shall only be entitled to be indemnified once in respect of such circumstances.

11.2.       Procedures for Claims.

(a)           In order for an Indemnified Party to be entitled to any indemnification provided for under this Article XI in respect of, arising out of or involving a claim made by any third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party must notify SPX or Purchaser, as applicable (each, in such capacity, the “Indemnifying Party”) in writing of the Third Party Claim (a “Third Party Claim Notice”) promptly following receipt by such Indemnified Party of written notice of the Third Party Claim, which notification, to be a valid Third Party Claim Notice, with the effect set forth in Section 11.1(a) or 11.1(b) (as applicable) (a “Valid Third Party Claim Notice”), must be accompanied by a copy of the written notice of the third party claimant to the Indemnified Party asserting the Third Party Claim; provided, that the failure to promptly provide such Third Party Claim Notice or to promptly provide a copy of the written notice of the third party claimant shall not waive any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby.  The Indemnified Party shall deliver to the Indemnifying Party copies of all other notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)           The Indemnifying Party shall have the right to defend and to direct the defense, and shall have the obligation at the request of the Indemnified Party to defend and direct the defense, against any such Third Party Claim (including to conduct any Action or settlement negotiations) with counsel of its own choosing, unless there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim.  Prior to the time the Indemnified Party is notified by the Indemnifying Party as to whether the Indemnifying Party will assume the defense of a Third Party Claim, the Indemnified Party shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third Party Claim, including responding timely to legal process.  If the Indemnifying Party shall decline to assume the defense of a Third Party Claim (or shall fail to confirm to the Indemnified Party that it will defend such Third Party Claim) within 30 days after the giving by the Indemnified Party to the Indemnifying Party of a Valid Third Party Claim Notice with respect to the Third Party Claim, or in the case of a conflict of interest, the Indemnified Party shall defend against the Third Party Claim and the Indemnifying Party shall be liable to the Indemnified Party for all reasonable fees and expenses incurred by the Indemnified Party in the defense of the Third Party Claim, including without limitation the reasonable fees and expenses of counsel employed by the Indemnified Party, if and to the extent that the Indemnifying Party is responsible to indemnify for such Third Party Claim.  Regardless of which party assumes the defense of a Third Party Claim, the parties agree to cooperate with one another in connection therewith.  Such cooperation shall include providing records and information that are relevant to such Third Party Claim, and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (a) relates solely to monetary damages for which the Indemnifying Party shall be responsible and (b) includes as an unconditional term thereof the release of the Indemnified Party from all liability with respect to such Third Party Claim, in which event no such consent shall be required.

(c)           In order for an Indemnified Party to be entitled to any indemnification provided for under this Article XI in respect of a claim that does not involve a Third Party Claim being asserted against such Indemnified Party (an “Other Claim”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Other Claim (the “Other Claim Notice”), which notification, to be a valid Other Claim Notice, with the effect set forth in Section 11.1 (a “Valid Other Claim Notice” and, together with a Valid Third Party Claim Notice, a “Valid Claim Notice”), shall certify that the Indemnified Party has in good faith already sustained some (though not necessarily all) Damages with respect to such claim.  The failure by any Indemnified Party to notify the Indemnifying Party promptly shall not waive any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby.  The foregoing notwithstanding, any Other Claim arising from the breach of any of the representations or warranties set forth in Section 2.13 shall be subject to the rights of the Indemnifying Party to defend and to direct the defense of such Other Claim in accordance with Section 11.2(b).

(d)           The party that has assumed the control or defense of any Third Party Claim or Other Claim arising from the breach of any of the representations or warranties set forth in Section 2.13 shall (a) provide the other party with the right to participate in any meetings or negotiations with any Governmental Authorities or other third parties and reasonable advance notice of any such meetings or negotiations, (b) provide the other party with the right to review in advance and provide comments on any draft or final documents proposed to be submitted to Governmental Authorities or other third parties, and (c) keep the other party reasonably informed with respect to such Third Party Claim or Other Claim, including providing copies of all documents provided to, or received from, any Governmental Authority or any other third party in connection with such Third Party Claim or Other Claim. The Purchaser Indemnified Parties and SPX covenant and agree to maintain the confidence of all drafts and comments provided by the other party.

(e)           This Section 11.2 shall not apply to Tax Contests, which shall be subject to Sections 11.3(b) and (c).

11.3.       Tax Indemnification.(a)    From and after the Closing, SPX shall indemnify Purchaser or, at the request of Purchaser, the Purchaser Indemnified Parties against, and hold them harmless, from any Damages (calculated after taking into account any payment of Income Taxes by SPX pursuant to Section 6.4(b)) by reason of any Income Taxes imposed on the Service Solutions Business or any Member of the Service Solutions Group with respect to any Pre-Closing Tax Period.  The obligation of SPX to indemnify Purchaser for such Income Taxes shall be without regard to whether there was any breach of any representation or warranty under Article II with respect to such Income Tax or any disclosures that may have been made with respect to Article II or otherwise.  For purposes of this Section 11.3, all Damages shall be reduced by the correlative amount (based on the tax rates in effect at the time for those future periods), if any, by which any Tax of the Purchaser Indemnified Parties is actually reduced for periods ending after the Closing Date as a result of such Damages.  For purposes of this Section 11.3, any Income Tax imposed on a Member of the Service Solutions Group for a Post-Closing Tax Period shall be treated as an Income Tax imposed with respect to a Pre-Closing Tax Period if such Income Tax (i) is the direct result of the application of Section 481 of the Code (or any similar provision of state, local, or foreign Tax Law) by reason of a change in accounting method employed prior to the Closing and (ii) is calculated with reference to the taxable income of such  Member of the Service Solutions Group for a Pre-Closing Tax Period.  The parties’ obligations under this Section 11.3 shall survive the Closing and shall continue until 60 days after the expiration of the statute of limitations applicable to the relevant Taxes.

(b)           Promptly, but in any event within 20 days, after Purchaser becomes aware of the existence of a Tax issue that may give rise to an indemnification claim under this Article XI (a “Tax Controversy”) by any Purchaser Indemnified Party against SPX, Purchaser shall notify SPX of the Tax issue and thereafter shall promptly forward to SPX copies of the relevant portion of any notice or other document received from any Governmental Authority and communications with any Governmental Authority relating to such Tax Controversy; provided, however, that a failure to give such notice will not affect such Purchaser Indemnified Party’s rights to indemnification under this Article XI, except to the extent that SPX is actually prejudiced thereby.

(c)           Notwithstanding anything to the contrary contained in this Agreement, SPX shall have the ability to elect to solely control and make all decisions regarding interests in any Tax audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim or other administrative or judicial proceeding (a “Tax Contest”) relating to Income Taxes imposed on SS US, SS Germany, SS Australia, SS Japan or SS UK, in each case, for any taxable period ending on or before the Closing Date, including selection of counsel and selection of a forum for such contest, provided, however, that (i) Purchaser and SPX shall cooperate in the conduct of any such Tax Contest, (ii) Purchaser shall have the right (but not the obligation) to participate in (but not control) such Tax Contest, (iii) SPX shall keep Purchaser informed of all developments with respect to such Tax Contest on a timely basis, (iv) SPX shall not enter into any agreement with the relevant taxing authority pertaining to such Tax Contest without the written consent of Purchaser, which consent shall not unreasonably be withheld, conditioned or delayed, and (v) Purchaser may, without the written consent of SPX, enter into such an agreement proposed by the relevant taxing authority, provided that Purchaser shall have agreed in writing to accept responsibility and liability for the payment of the applicable Income Taxes and to forego any indemnification or other claim under this Agreement with respect to such Income Taxes.  Purchaser shall control the conduct and resolution of any Tax Contest relating to (x) non-Income Taxes of any Member of the Service Solutions Group, (y)  Income Taxes for any taxable period ending on or before the Closing Date with respect to Members of the Service Solutions Group other than SS US, SS Germany, SS Australia, SS Japan and SS UK, and (z) Income Taxes with respect to a Straddle Period, provided, however, that (A) Purchaser and SPX shall cooperate in the conduct of each such Tax Contest, (B) SPX shall have the right (but not the obligation) to participate in (but not control) such Tax Contest, (C) Purchaser shall keep SPX informed of all developments with respect to such Tax Contest on a timely basis, (D) Purchaser shall not enter into any agreement with the relevant taxing authority pertaining to such Tax Contest without the written consent of SPX, which consent shall not unreasonably be withheld, conditioned or delayed, and (E) Purchaser may, without the written consent of SPX, enter into such an agreement, provided that Purchaser shall have agreed in writing to accept responsibility and liability for the payment of the applicable Taxes and to forego any indemnification or other claim under this Agreement with respect to such Taxes.  In the event of any Tax Contest related to Taxes for which Purchaser has an indemnification obligation pursuant to Section 11.1(b)(iv), SPX shall (i) take commercially reasonable steps to defend any claim in excess of $25,000 related to such Taxes if there is a mutually reasonable expectation of prevailing, (ii) keep

Purchaser informed of all developments with respect to such Tax Contest on a timely basis, and (iii) consider in good faith any comments of Purchaser with respect to the defense or settlement of such Tax Contest. Each party shall bear its own costs incurred in participating in any proceeding relating to any Tax Contest.  Purchaser and SPX shall execute and deliver, or cause to be executed and delivered, such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.

(d)           To the extent any provision of this Section 11.3 is in conflict with any other provision in this Agreement, the provisions of this Section 11.3 shall govern.

ARTICLE XII

Miscellaneous

12.1.       Expenses.  Except as otherwise provided in this Agreement, each of SPX, on the one hand, and Purchaser on the other hand, shall pay all costs and expenses incurred by such party in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including without limiting the generality of the foregoing, fees and expenses of its Representatives.  Purchaser shall pay any filing fees under the HSR Act or under any foreign antitrust or competition Law.  Purchaser shall pay the costs and expenses associated with effecting the transfer or sale of the Acquired Assets, including without limitation the costs of recordation of title to any Intellectual Property and intangible property.

12.2.       Transfer Taxes.  Purchaser and SPX shall each be responsible for fifty percent (50%) of any transfer, documentary, sales, use, recording, stamp, registration and other such Taxes and fees (including any penalties and interest) of any nature whatsoever imposed by any foreign, federal, state, local or other taxing body as a result of the consummation of the transactions contemplated by this Agreement, provided, however, that SPX shall be solely responsible for any such Taxes resulting from any asset or stock transfers or restructuring undertaken by SPX prior to the Closing unless such transfers or restructuring occurred at the direct request of, or were consented to in writing by, Purchaser, in which case SPX and Purchaser shall each be responsible for 50% of such Taxes.  Purchaser and SPX (whichever is primarily responsible under applicable Law) will, at such party’s own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, and the applicable non-filing party shall reasonably cooperate with respect thereto.

12.3.       Survival of Representations and Warranties.  The representations and warranties contained herein or in any certificate or other writing delivered pursuant hereto shall survive the Closing until the later of (a) April 30, 2013 and (b) the date that is the 13 month anniversary of the Closing Date, except that (i) the representations and warranties set forth in Section 2.1, Section 2.3, Section 2.4, Section 2.5, Section 2.18, Section 3.2 and Section 3.7 shall survive indefinitely, (ii) the representations and warranties set forth in Section 2.13 shall survive until the second anniversary of the Closing Date, and (iii) the representations and warranties set forth in Section 2.23 shall survive until the date that is six months after the expiration of the applicable statute of limitations.  All of the covenants and agreements set forth in this Agreement that are to be performed prior to the Closing shall not survive the Closing, except that the covenants set forth in Section 4.1 shall survive the Closing for a period of six months.  All of the covenants and agreements set forth in this Agreement that are to be performed after the Closing shall survive the Closing in accordance with their terms.

12.4.       Exclusive Agreement; No Third-Party Beneficiaries.  This Agreement (including the Disclosure Schedules and all Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof and thereof, and supersede all previous written, oral or implied understandings among them with respect to such matters.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Purchaser Indemnified Parties and the SPX Indemnified Parties shall be third party beneficiaries of Article XI.

12.5.       Disclosure.  The disclosure of any matter in any Section of this Agreement shall be deemed to be a disclosure with regard to any other Section to which the relevance of the disclosure is reasonably apparent on its face.  No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules.  The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract.  Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant or agreement.  Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

12.6.       Deliveries to Purchaser; Disclaimer.  Purchaser acknowledges and agrees that all documents or other items included in the electronic dataroom or otherwise delivered prior to the date hereof to Purchaser or its Representatives will be deemed to be delivered to Purchaser for all purposes hereunder; provided, however, for the avoidance of doubt, the parties acknowledge and agree that the documents included in the electronic dataroom or otherwise delivered prior to the date hereof to Purchaser or its Representatives will not be deemed to be disclosed for purposes of the Disclosure Schedules. Purchaser acknowledges and agrees that none of the Members of the SPX Group or any of their respective Representatives has made any representation or warranty, express or implied, as to the Service Solutions Business or as to the accuracy or completeness of any information regarding the Service Solutions Business delivered or made available to Purchaser or its Representatives, including in the electronic data room or in management presentations, except for the representations and warranties expressly set forth in Article II, and none of the Members of the SPX Group or any of their respective past, present or future direct or indirect Representatives will have or be subject to any Liability, including any indemnification obligation, whether in contract or in tort, to Purchaser or any other Person with respect to any such information.

12.7.       Consents.  Purchaser acknowledges that certain consents of non-governmental third parties (“Third Party Consents”) may have been required as a result of the Restructurings, and certain Third Party Consents may be required as a result of the consummation of the transactions contemplated hereby, from parties to Contracts to which a Service Solutions Company is party (including the Material Contracts set forth on the Disclosure Schedules), and such Third Party Consents have not been obtained. Purchaser acknowledges and agrees that SPX and its Affiliates shall have no Liability whatsoever to Purchaser or any of its Affiliates (including the Members of the Service Solutions Group) (and none of them shall be entitled to assert any claims) arising out of or relating to the failure to obtain any Third Party Consents that may have been required in connection with the Restructurings or that may be required in connection with the transactions contemplated by this Agreement, including by reason of any default, acceleration or termination of any such Contract as a result thereof.  Purchaser further agrees that no representation, warranty, covenant or agreement of SPX contained herein shall be breached or deemed breached and no condition of Purchaser (other than with respect to those Third Party Consents referred to in Section 7.7) shall be deemed not to be satisfied as a result of the failure to obtain any Third Party Consent, including as a result of any such default, acceleration or termination or as a result of any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Third Party Consent or any such default, acceleration or termination.

12.8.       Governing Law, Etc.  This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America in each case located in New Castle County for any Action arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Action relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 12.12 shall be effective service of process for any Action brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America in each case located in New Castle County and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.9.       Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.  Purchaser may not assign this Agreement or any of its rights hereunder without the prior written consent of SPX; provided, however, that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement, including its right to purchase the SS Operating Company Interests, the Launch Shares or any of the Acquired Assets, to one or more direct or indirect wholly owned Subsidiaries of Purchaser so long as the representations and warranties made by Purchaser herein are equally true of each such assignee and so long as such assignment does not (i) adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or delay the Closing or (ii) have any adverse tax consequences to any of the SPX Sellers.  Any such assignment shall not relieve Purchaser from any of its obligations under this Agreement and in the event of any such assignment, Purchaser shall nonetheless continue to be primarily liable for all of the obligations hereunder. Each such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as “Purchaser.”

12.10.     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

12.11.     Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or otherwise are breached.   Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

12.12.     Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission (with a read receipt confirmation), cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid:

(a)           If to SPX or the Other SPX Sellers, to:

SPX Corporation
13840 Ballantyne Corporate Place- Suite 350

Charlotte, NC 28277

Attention:  General Counsel

Telecopy:  704-752-7412

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York  10004

Attention:   Aviva Diamant

Tiffany Pollard

Telecopy:  212-859-4000

(b)           If to Purchaser, to:

Robert Bosch GmbH

Postfach 10 60 50
70049 Stuttgart, Germany

Attention:  General Counsel
Telecopy:  +49(0)711 811-6760

with a copy to:

Dorsey & Whitney LLP

51 West 52nd Street

New York, New York 10019

Attention:   Brian McGunigle

Christopher J. Bellini

Telecopy:  212-953-7201

or at such other address for a party as shall be specified by like notice.

12.13.     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement.

12.14.     Interpretation.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”  Whenever the words “herein,” “hereof,” “hereto,” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section of this Agreement.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.

12.15.     No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person.

12.16.     Definitions.

“Action” means any administrative, regulatory, judicial or other formal proceeding by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.  The Members of the Service Solutions Group shall be deemed for purposes of this Agreement to be Affiliates of SPX prior to the Closing and Affiliates of Purchaser from and after the Closing.

“Agreed Amount” means, with respect to each of the Korea Acquired Assets, the India Acquired Assets, China Interests, the Launch Shares, and French Interests, the amount set forth under the caption “Agreed Amount” opposite the description of such assets or the entity’s name on Exhibit 10.

“Agreed Reference Working Capital” means, with respect to the Korea Acquired Assets, the India Acquired Assets, SS China, and SS France, the amount set forth under the caption “Agreed Reference Working Capital” set forth opposite the description of such assets or the entity’s name on Exhibit 10.

“Ancillary Agreements” means, collectively, the Assumption Documents, the Transition Services Agreement and any and all other agreements to be executed by SPX or any of its Affiliates and Purchaser or any of its Affiliates in connection with consummating the transactions contemplated by this Agreement.

“Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA) and each bonus, stock option, stock purchase, other equity-based profit sharing, savings, disability, incentive, deferred compensation, retirement, severance, employment, retention, or other employee benefit plans or programs, maintained or contributed to or required to be contributed to, by SPX or any of its Affiliates anywhere in the world for the benefit of Business Employees or Former Business Employees or under which SPX or any of its Affiliates has any liability with respect to any such individual, in each case, other than plans required to be maintained or contributed to by applicable Law.

“Burdensome Condition” means the actions described on Exhibit 11.

“Business Day” means a day on which national banks are open for business in New York, New York and in Germany.

“Business Employees” means (i) the Service Solutions Group Employees and (ii) any other employees of SPX or any of its Affiliates who are employed exclusively in connection with, or provide services exclusively to, the Service Solutions Business.

“Cessation Arrangement” means a withdrawal arrangement or a scheme apportionment arrangement as defined for the purposes of the Occupational Pension Schemes (Employer Debt) Regulations 2005 that are applicable in England and Wales.

“Change of Control” means “Change of Control” as defined in the SPX Credit Agreement.

“Chinese Subsidiaries” means SS China and Autoboss Tech Inc.

“Closing Date Cash” means the aggregate amount of any cash and cash equivalents of any Member of the Service Solutions Group existing as of close of business on the day immediately preceding the Closing Date; provided that, the aggregate amount of all checks written, and electronic payments made, on behalf of the Service Solutions Business  but which have not cleared as of the close of business on the Closing Date shall be considered Closing Date Cash. Closing Date Cash shall not include any collateralized (or similarly restricted) cash or trapped cash held by any Member of the Service Solutions Group. For purposes of the foregoing, “trapped cash” shall mean any cash and cash equivalents in excess of the sum of (a) all cash reasonably required for the operations of each Member of the Service Solutions Group that has trapped cash for a period not in excess of ten Business Days following the Closing plus (b) $4,000,000 in the aggregate for all such Members of the Service Solutions Group, that cannot be transferred freely by the applicable entities within five Business Days of the Closing Date due to legal or regulatory restrictions under applicable Law.

“Closing Date Indebtedness” means the aggregate amount outstanding as of the close of business on the day immediately preceding the Closing Date (or, in the case of Unfunded Pension Liabilities, as of 11:59 pm on December 31, 2011) of any Indebtedness of a Member of the Service Solutions Group or of a Member of the SPX Group which is not paid in full or released at or prior to the Closing and is assumed (by agreement or operation of Law) by Purchaser or remains an obligation of a Member of the Service Solutions Group following the Closing.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, commitment, guarantee, undertaking, letter of intent, written or legally binding oral contract.

“Designated Affiliate” means any Affiliate of Purchaser to which Purchaser has assigned any of its purchase rights hereunder pursuant to and in compliance with the provisions of Section 12.9.

“Discontinued Operations” means any discontinued or terminated operations or business of the Service Solutions Business, but shall not include any discontinued product, product line or service so long as it is a product, product line or service that was used in or provided by the Service Solutions Business as described in the first Recital to this Agreement. By way of example, a diagnostic product for vehicle repair that is no longer produced because it has been superseded by a new or different product shall not be deemed to be a “Discontinued Operation.”

“Employment Agreement” means a written Contract or offer letter of SPX or any of its Affiliates (including Members of the Service Solutions Group) with or addressed to any Business Employee or Former Business Employee pursuant to which SPX or any of its Affiliates (including Members of the Service Solutions Group) has any actual or contingent liability or obligation to provide compensation in consideration for past, present or future services in excess of US $200,000 annually, excluding any such Contract or letter which permits termination of employment upon not more than 180 days notice.

“Encumbrances” means security interests, liens, claims, charges, mortgages, pledges, easements, rights-of-way, rights of first refusal or other title retention agreements, or other encumbrances of any kind.

“Environmental Laws” means all Laws relating to the environment, protection of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto and all analogous Laws.

“Equity Interests” of any Person means the shares of capital stock, limited liability company interests, partnership interests or other equity interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Former Business Employee” means an individual who ceases to be a Business Employee at any time prior to the Closing but only in respect of his or her employment in the Service Solutions Business.

“French Interests” means all of the Equity Interests of SS France other than any Statutory Interests.

“French Purchase Price” means the Agreed Amount applicable to French Interests.

“German Subsidiaries” means SS Germany and Matra-Werke GmbH.

“Governmental Authority” means any court or tribunal in any jurisdiction (domestic or foreign) or any governmental or regulatory body, agency, department, commission, board, bureau or similar authority or instrumentality (domestic or foreign).

“Governmental Investigation” means an investigation by a Governmental Authority for the purpose of imposing criminal sanctions or civil penalties, fines or injunctions on any Member of the Service Solutions Group.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” “dangerous” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“Income Taxes”  means all federal, state, local and foreign (a) Taxes that are based on or measured by income (or that include as one of their alternative bases a Tax based on or measured by income), and (b) franchise Taxes.

“Indebtedness” of any Person means, without duplication, except and to the extent such Indebtedness is reflected in the Final Closing Date Statements, (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by lines of credit, notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (c) all obligations of such Person under leases required to be capitalized  in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent drawn upon; (e) Unfunded Pension Liabilities; (f) restructuring costs (provisioned or unpaid); (g) any bonus entitlements relating to periods prior to Closing unless paid or to be paid directly by a Member of the SPX Group; and (h) all obligations of the type referred to in clauses (a) through (g) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations; provided, however, that notwithstanding the foregoing, Indebtedness of any Service Solutions Company shall be deemed to exclude any intercompany indebtedness (x) between any Member of the SPX Group, on the one hand, and any Member of the Service Solutions Group, on the other hand, and (y) between any Member of the Service Solutions Group and any other Member of the Service Solutions Group.

“Independent Accountant” means a nationally recognized independent public accounting firm that currently does not audit and has not audited within the past two years SPX or Purchaser, or any of their respective Affiliates, as shall be agreed upon by SPX and Purchaser or, if an agreement cannot be reached within 15 days of the expiration of the 30-day period set forth in the second sentence of Section 1.5(c), as shall be selected by the American Arbitration Association upon the request of either SPX or Purchaser.

“India Acquired Assets” means the Acquired Assets to be transferred by SPX India pursuant to Section 1.2(a)(xiii).

“Intellectual Property” means all (a) patents and patent applications, rights in patent disclosures, rights in inventions (whether or not patentable or reduced to practice), and rights in improvements thereto together with all reissues, continuations, continuations in part, divisions, revisions, extensions and/or reexaminations thereof, (b) trademarks, service marks, trade dress, trade names, logos, corporate names, domain names and all other source identifiers (whether registered or unregistered), and all registrations and applications for registration thereof (including, but not limited to, all translations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill associated therewith, (c) copyrights, mask works, and all registrations and applications for registration thereof and all associated moral rights, (d) rights of privacy and publicity, (e) computer software (including, but not limited to, source code, object code, libraries, instructions and flow charts), data, databases and documentation therefor, (f) trade secrets and other confidential information (including ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (g) ancillary rights and sui generis rights (e.g., database rights) existing under applicable copyright laws, and (h) all other intellectual property and proprietary rights.

“Korea Acquired Assets” means the Acquired Assets to be transferred by SPX South Korea pursuant to Section 1.2(a)(xiii).

“Law” means any law, statute, common law, rule, code, executive order, ordinance, regulation, or published administrative ruling or judgment of any Governmental Authority.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, statutory, contractual or other known or unknown, asserted or unasserted, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Intellectual Property” means all Intellectual Property that is licensed exclusively for use in the Service Solutions Business.

“Licenses” means (a) all licenses of Intellectual Property and Software to the Service Solutions Companies from any third party, and (b) all licenses of Intellectual Property and Software by the Service Solutions Companies to any third party, in each case that is licensed for use exclusively in the Service Solutions Business.

“Material Adverse Effect” means any change, event, occurrence or state of facts which would reasonably be expected to be materially adverse to the business, properties, assets, results of operations or financial condition of the Service Solutions Business, taken as a whole, but excluding (a) any effect resulting from or relating to general political or economic conditions, general financial and capital market conditions (including interest rates) or general effects on any of the industries in which the Service Solutions Business is engaged, or, in each case, any changes therein (including as a result of (i) an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war, or (ii) the occurrence of any other calamity or crisis (including any act of terrorism) or any change in financial, political or economic conditions in the United States or elsewhere), (b) any effect resulting from or relating to any changes in Law, GAAP or any authoritative interpretations thereof, (c) any effect resulting from or relating to changes in the industry in which the Service Solutions Companies operate and not related exclusively to the Service Solutions Companies, (d) any effect arising out of or attributable to the public announcement or the becoming public of the transactions contemplated by this Agreement (including any action or inaction by the Service Solutions Companies’ customers, distributors, employees, supplier or competitors, whether by reason of the identity of Purchaser or otherwise), (e) any effect arising out of or attributable to any action taken or failed to be taken by SPX or any of its Affiliates at the written request of Purchaser or that is required by this Agreement and any adverse change in customer, distributor, employee, supplier, financing source or similar relationship resulting therefrom, (f) any effect arising out of or attributable to a failure to meet

SPX’s internal forecasts or projections (it being understood that the reasons or circumstances giving rise to such failure may be taken into account in making the determination of whether a Material Adverse Effect has occurred or would reasonably be expected to occur), or (g) any effect arising out of or attributable to any failure of Purchaser (whether or not rightful) to give any consent requested pursuant to Section 4.1; provided, however, that any effect referred to in clauses (a), (b) or (c) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent, that such effect has a disproportionate effect on the Service Solutions Business compared to other participants in the industries in which the Service Solutions Business operates.

“Material Antitrust Condition” means any of the conditions set forth in any of Sections 7.4, 7.5, 7.6, 8.4, 8.5 or 8.6 to the extent it relates to antitrust or competition Laws, other than those of India or South Korea or China.

“Order” means any judgment, decision, consent decree, injunction, ruling or order of any Governmental Authority that is binding on any Person or its property under any applicable Law.

“Owned Intellectual Property” means all Intellectual Property and Software owned by (i) any Member of the Service Solutions Group or (ii) any other Service Solutions Company, in each case as used exclusively in the Service Solutions Business.

“Participating Employers” means the employers participating in the SPX UK Pension Plan as of the Closing Date.

“Permitted Deficiency Amount” means an amount which is $7.5 million less than Reference Working Capital.

“Permitted Encumbrances” means (a) statutory Encumbrances arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (b) Encumbrances and other imperfections of title that do not materially detract from the value or materially impair the use of the property subject thereto or make such property unmarketable; (c) Encumbrances for Taxes not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings; (d) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Encumbrances that are not delinquent; and (e) Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Permitted Excess Amount” means an amount which is $7.5 million greater than Reference Working Capital.

“Person” means any individual, corporation, partnership, association, trust, limited liability company or other entity or organization or a Governmental Authority.

“PLTA” means that certain profit and loss transfer agreement, dated November 19, 2002, as amended on July 26, 2010, between SPX Holding and SS Germany.

“Pre-Closing Benefit Plan Liabilities” means all obligations and liabilities under Benefit Plans maintained by SPX or any of its Affiliates (other than Members of the Service Solutions Group) for claims incurred prior to the Closing Date with respect to the Business Employees, which in the case of claims for medical and dental benefits shall be deemed to be incurred when the medical or dental service is rendered or when the medical or dental expense is incurred.

“Pre-Closing Straddle Schedule” means (a) with respect to a corresponding Straddle Tax Return, a computation of Tax liability for the portion of the applicable Straddle Period ending on the Closing Date, and (b) with respect to Income Taxes, a computation of Income Tax liability for the portion of the applicable Straddle Period ending on the Closing Date assuming the same items of income, gain, loss, and deduction and the same elections and other treatment as on the corresponding Straddle Tax Return, but taking into account only those items attributable to the portion of such Straddle Period through the Closing Date based on the provisions of Section 11.3(b).

“Pre-Closing Taxes” means all Taxes of any Member of the Service Solutions Group for any Pre-Closing Tax Period (including the portion of a Straddle Period ending on the Closing Date).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Return” means any Tax Return of a Member of the Service Solutions Group with respect to a taxable period ending on or before the Closing Date.

“Purchaser Termination Fee” means the amount set forth on Exhibit 12.

“Reference Working Capital” means the amount set forth on Exhibit 13, which amount has been calculated on a basis consistent with Section 1.5.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Remedial Action” means the investigation and/or remediation of contamination caused by or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge or Release of Hazardous Materials.

“Restructurings” means (a) the transfer by SPX of the assets and liabilities of the Service Solutions Business held by SPX to SS US pursuant to the Contribution Agreement dated December 19, 2011 and (b) the other transfers by SPX and/or one or more of its Subsidiaries set forth on Schedule 12.16-A of the Disclosure Schedules.

“Section 75 Liability” means any Liability with respect to the SPX UK Pension Plan arising under Section 75 or 75A of the United Kingdom Pensions Act 1995 or under Sections 43 to 51 of the United Kingdom Pensions Act 2004.

“Service Solutions Group Employees” means individuals who are, immediately before the Closing, employees of any Member of the Service Solutions Group, including those who are absent due to vacation, holiday, disability or approved leave of absence.

“Service Solutions Insurance Policies” means the local insurance policies set forth on Exhibit 14.

“Software” means all computer software (including all related documentation and all rights to computer programs under section 69 b German Copyright Act (“vermögensrechtliche Befugnisse”) which are (a) material to the operation of any Service Solutions Business, or (b) manufactured, distributed, sold, licensed or marketed by any of the Service Solutions Companies.

“SPX 401k Plan” means the SPX Retirement Savings and Stock Ownership Plan.

“SPX Credit Agreement” means the Credit Agreement, dated as of June 30, 2011, and as amended by the First Amendment dated as of October 5, 2011 (as further amended, supplemented or otherwise modified from time to time) among SPX, certain subsidiary borrowers party thereto and the lenders thereto.

“SPX’s knowledge,” “known to SPX” or “to the knowledge of SPX” or words of similar import shall mean the actual knowledge on the date hereof, without independent investigation, of the individuals set forth on Schedule 12.16-B of the Disclosure Schedules.

“SPX Separation Allowance Plan” means Amended and Restated SPX Separation Allowance Plan, dated December 17, 2008.

“SPX UK Pension Plan” means that certain SPX UK Pension Plan governed by the Rules effective as of August 1, 2008, as amended.

“SPX US Pension Plans” means the SPX Individual Account Retirement Plan and the Pension Plan for Bargaining Unit Employees of SPX.

“SPX Zero Balance Account Plan” means, collectively, the loans from Members of the SPX Group to Members of the Service Solutions Group to fund presentments to zero balance accounts of Members of the Service Solutions Group and loans by Members of the Service Solutions Group to Members of the SPX Group arising from sweeping amounts collected in zero balance operating accounts of the Members of the Service Solutions Group.

“Statutory Interests” means the Equity Interests held by any statutory shareholders in foreign jurisdictions.

“Subsidiaries” means, with respect to a Person, any corporation or other form of legal entity of which more than 50% of the outstanding voting Equity Interests are directly or indirectly owned by such Person.

“Tax Assessment Notice” means a Tax assessment notice received by a Member of the Services Solutions Group from a taxing authority, (i) where such Tax assessment notice is generated under applicable Law in lieu of filing of a Tax Return, (ii) is in respect of Pre-Closing Taxes for a taxable period ending on or after December 31, 2011,  and (iii) which assessment is received in the case of Pre-Closing Taxes no later than nine months following the Closing Date, and in the case of Taxes for a Straddle Period, no later than nine months following the end of such Straddle Period.

“Taxes” means federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, social security (including any charges, fees, fines, or penalties imposed under any labor or employment laws of Mexico), use, property, withholding, excise, production, value added, occupancy, unclaimed property, customs duties and other taxes, duties or similar tax assessments of any nature whatsoever,  together with all interest, inflation adjustments, premiums, fines and penalties attributable thereto.

“Tax Return” means any return, report, declaration, or information statement (including any schedule thereto) required to be filed with a taxing authority in connection with any Taxes.

“Trustee” means the current trustee of the SPX UK Pension Plan.

“Unfunded Pension Liabilities” means the actuarial present value, calculated in accordance with GAAP as of December 31, 2011, of the unfunded pension obligations in respect of Business Employees located in France, Germany and Mexico, using actuarial assumptions and methods consistent with such assumptions and methods used in connection with the most recent valuation of such unfunded pension obligations for financial accounting purposes.  Any such liabilities that are calculated in local currency shall be converted to U.S. Dollars at the applicable exchange rate as published in the Wall Street Journal on the fifth Business Day preceding the Closing Date.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Working Capital of the Service Solutions Business” has the meaning assigned thereto in Exhibit 5.

12.17.              Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

12.18.              Extension; Waiver.  At any time the parties may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in this Agreement and waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument signed on behalf of such party.  The waiver by any party hereto of a breach of any provision hereunder shall not operate to be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

12.19.              Prevailing Party.  If any Action is commenced by any party hereto to enforce its rights under this Agreement against any other party hereto, all fees, costs and expenses, including, without limitation, reasonable attorney’s fees and court costs, incurred by the prevailing party in such Action shall be reimbursed by the losing party.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SPX CORPORATION

By:	KEVIN LILLY
Name: Kevin L. Lilly
Title: Senior Vice President, Secretary and General Counsel

[Signature Page to the Purchase and Sale Agreement]

Robert Bosch GmbH

By:	DR. MICHAEL KLEMM
Name: Dr. Michael Klemm
Title: AA/EC

By:	OLIVER FREI
Name: Oliver Frei
Title: AA-DG/FC

[Signature Page to the Purchase and Sale Agreement]

Exhibit 1

•                                                                  Excluded Assets

See Schedule 2.19 of the Disclosure Schedules.

Exhibit 2

Certain Indebtedness

1.              Deferred purchase price of property, all conditional sale obligations and all obligations of under title retention agreements (for the avoidance of doubt, the foregoing shall not include trade accounts payable and other accrued current liabilities arising in the ordinary course of business)

2.              Obligations under capitalized leases

3.              Unfunded Pension Liabilities

4.              Restructuring costs (provisioned or unpaid)

5.              Bonus entitlements relating to periods prior to Closing (unless paid or to be paid directly by a Member of the SPX Group)

Exhibit 3

Retained Real Property

1.              1525 Fairlane Circle, Suite 200, Allen Park, MI 48101

2.              2300 Park Drive, Owatonna, MN 55060

•                                                                  Exhibit 4

Allocation of Purchase Price

Entity	Purchase Price Allocation
SS US	45.00%
SS Germany	20.90%
SS UK	14.79%
SS Italy	2.13%
SS France	0.22%
SS Australia	1.96%
SS China	9.03%
SS Brazil	3.59%
SPX South Korea	0.17%
SS Mexico	0.33%
SPX India	0.16%
SPX Iberica SA	0.09%
SS Japan	0.43%
SS Switzerland	0.00%
The Launch Shares	1.20%
Total	100%

Exhibit 5

•                                                                            Closing Date Statements

a)                                         Basis of Preparation:  The Closing Date Statements of the Service Solutions Business shall be prepared based on the operations of the Service Solutions Business and shall reflect the underlying activity of such operations.  In instances where the Service Solutions Business is operated within legal entities that include other operations of SPX or its Affiliates that are not part of the Service Solutions Business, the Closing Date Statements shall reflect only the operations and activity of the Service Solutions Business included in the shared operations.  In instances where a legal entity is comprised solely of the Service Solutions Business, the Closing Date Statements shall reflect the entire operations of the legal entity.  Outlined below is a summary of the legal entities comprising the Service Solutions Business:

•                     SPX Transportation & Industrial Solutions (Suzhou) Co. Ltd.

•                     AUTOBOSS Tech Inc.

•                     SPX Iberica SA

•                     SPX de Mexico SA de CV

•                     SPX Australia Pty. Ltd.

•                     Service Solutions BrasilDesenvolvimento de Technologia Ltda.

•                     SPX Service Solutions Germany GmbH

•                     MATRA-WERKE GmbH

•                     SPX Service Solutions Japan Ltd.

•                     Service Solutions U.S. LLC

•                     SS Great Lakes LLC

•                     SPX (Schweiz) A.G.

•                     SPX Service Solutions France Sarl

•                     SPX Italia S.r.l.

•                     SPX United Kingdom Limited

•                     Deca S.r.l.

•                     VL Churchill Limited

•                     Spore Holdings Limited

•                     Valley Forge (UK) Limited

•                     LAGTA Limited

•                     Lagta Group Training Limited

•                     SPX India Private Limited (Shared Operations)

•                     SPX Korea Co. Ltd. (Shared Operations)

(b)                                     “Closing Date Working Capital” shall mean all of the balance sheet items listed under the caption “Working Capital” in Schedule I attached hereto.

c)                                          The Closing Date Statements shall be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparing the balance sheet included in the September 30, 2011 Financial Statements (the “September 30 Balance Sheet”), and shall not take into account any changes in circumstances or events occurring after the close of business on the day immediately preceding the Closing Date.

d)                                         In preparing the Closing Date Working Capital, the respective amounts included in the Closing Date Working Capital for any reserve (including, but not limited to, any accounts receivable reserve, inventory reserve, warranty reserve or litigation reserve) and for any asset valuation allowance, whether or not specified in this sentence, the amount of which was determined on the September 30 Balance Sheet by subjective estimates shall be equal to the same amount (including the absence of a reserve or zero) included in respect of such item on the September 30 Balance Sheet, except to reflect changes in circumstances or events (including charges to reserves to reflect costs incurred or payments made by or on behalf of the Service Solutions Business) occurring between September 30, 2011 and the Closing Date.

(e)                                      For purposes of the Closing Date Working Capital, (i) inventory shall be valued at the lower of cost or market (on a First in-First Out basis)  using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparing the September 30 Balance Sheet and (ii) any write down of inventory associated with the Pegisys aftermarket product line, in an amount of up to $3,200,000, shall not be reflected on the Closing Date Working Capital.

(f)                                       Schedule I to this Exhibit 5 reflects how certain balance sheet items should be classified (e.g., as Closing Date Working Capital, Closing Date Cash or Closing Date Indebtedness or not assigned).

Exhibit 6

Form of French Agreement

FORM OF FRENCH AGREEMENT

This Agreement, dated [      ], by and among SPX Corporation, a Delaware corporation (“SPX”), SPX Netherlands BV, a [private limited company] organized under the laws of the Netherlands and an indirect wholly owned Subsidiary of SPX (“SPX Netherlands”, together with SPX, the “SPX Sellers”) and [PURCHASER], a [    ] organized under the laws of [    ] (“Purchaser”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Master Agreement (as defined below).

WHEREAS, SPX and Purchaser entered into that certain Purchase and Sale Agreement (the “Master Agreement”), dated [      ], 2012, pursuant to which SPX will sell to Purchaser, and Purchaser will acquire from SPX, the Service Solutions Business;

WHEREAS, as contemplated under Section 1.8(a) of the Master Agreement, SS France has initiated and completed the Works Council Process in connection with the potential transfer of the French Interests to Purchaser;

WHEREAS, SPX has delivered an Acceptance Notice pursuant to the Master Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties and agreements contained herein, the parties hereby agree as follows:

1.     Purchase and Sale. At the French Closing, the SPX Sellers shall convey, assign, transfer and deliver to Purchaser or its designated Affiliates, free and clear of all Encumbrances, and Purchaser or its designated Affiliates shall acquire from the SPX Sellers, 100% of the French Interests, subject to the terms and conditions of the Master Agreement.

2.     Representations, Covenants and Indemnities. All representations, warranties, covenants and indemnities contained in the Master Agreement shall apply to the French Interests and SS France, as applicable, and SS France shall be considered a part of the Service Solutions Business and a Member of the Service Solutions Group for all purposes.

3.     Timing of French Closing. If the Acceptance Notice has been delivered prior to the Closing Date, the French Closing shall occur in accordance with Section 1.8(d) of the Master Agreement.  If the Acceptance Notice has been delivered after the Closing but prior to the expiration of the Offer Period, the French Closing shall occur in accordance with Section 1.8(f) of the Master Agreement.

4.     Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction.

5.     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

[SPX Corporation]

By:
Name:
Title:

[SPX Netherlands BV]

By:
Name:
Title:

[PURCHASER]

By:
Name:
Title:

Exhibit 7

China Agreements

1. SPX will assign to Purchaser the Cooperation Agreement, dated July 26, 2010, by and between SPX Corporation and Launch Tech Company Limited.

2. SPX will assign to Purchaser the Shareholders Agreement, dated September 30, 2010, by and among Shenzhen Langqu Technology Development Company Limited, Shenzhen De Shi Yu Investment Company Limited, Liu Xin, Liu Jun, Liu Yong and SPX Corporation.

i

Exhibit 8

Governmental Approvals

Approval from the European Commission under the European Merger Regulation and/or, in the event that the transactions contemplated by this Agreement are referred in whole or in part to one or more national Governmental Authorities in the European Union pursuant to Article 9 of the European Merger Regulation, approval from such National Authorities.

Exhibit 9

Third Party Consents

Receipt of approval, consent and/or waiver from six of the eight counterparties listed below.

1.              Daimler Trucks North America LLC

2.              Bayerische Motoren Werke AG

3.              General Motors Holdings LLC

4.              Ford Motor Company

5.              Volkswagen AG

6.              Honda Motor Co., Ltd.

7.              Fiat S.p.A.

8.              Renault SAS.

Exhibit 10

Agreed Amount

Entity/Assets	Agreed Amount	Agreed Reference Working Capital
SS France	$2,530,000	$2,566,000
SS China	$103,845,000	$5,743,000
SPX South Korea	$1,955,000	$970,000
SPX India	$1,840,000	$197,000
The Launch Shares	$13,800,000	N/A

*For the avoidance of doubt, the “Agreed Reference Working Capital” for the rest of the world is $164,524,000.

Exhibit 11

Burdensome Condition

The sale or divestiture of all or substantially all of the assets or operations dedicated exclusively to the Robinair business.

v

Exhibit 12

Purchaser Termination Fee

$43,750,000

Exhibit 13

Reference Working Capital

$174,000,000

Exhibit 14

Service Solutions Insurance Policies

Coverage	Policy Number	Carriers
General & Products Liability: Engineering Analysis Associates	HGL0027284	Guilford Insurance Company
Flood : Owatonna, MN	AB00012759	American Bankers Ins. Co. of Florida
Business Travel: SPARTA Australia Pty. Limited	ABTVL000335VIC	ACE Insurance Ltd.
Auto Liability: SPARTA Australia Pty. Limited	42VER0338MVA	QBE Insurance (Australia) Ltd.
Auto Liability: SPARTA Service Solutions Germany GmbH	FN 48494	Zurich
Group Accident: SPARTA Italia S.r.l.	010602728S	ACE Insurance S.A.
Group Personal Accident — Occupational: SPARTA Italia S.r.l.	273617932	Generali
Group Life: SPARTA Italia S.r.l.	780	Cassa Previline — Axa - Cattolica
Automobile Compulsory Liability: SPARTA Italia S.r.l.	Various	Royal & Sunalliance Assicurazioni
Group Personal Accident — Non Occupational: SPARTA Italia S.r.l.	273617934	Cassa Previline Assitance - Generali
Directors & Officers: SPARTA Italia S.r.l.	82147347	Chubb Insurance Co.
Employee Benefits Group Accident — Germany-Matra Werke	53GEA04191	Ace Insurance
EDP Equipment Valley Forge - Germany	90008636648	Wurttembergische und Badische Versicherung
Auto Italy	various	Royal & Sunalliance Assicurazioni